Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of October 21, 2021 (the “Effective Date”), by and among UFP Technologies, Inc., a Delaware corporation (“Buyer”), Contech Medical, Inc., a Rhode Island corporation (the “Company”), and all of the Company’s shareholders, the names of which are set forth on the signature pages to this Agreement (collectively, “Sellers” and, individually, “Seller”), and Christopher M. Brynes, solely in his capacity as agent for Sellers (the “Sellers’ Representative” and, together with Buyer, Company, and Sellers, the “Parties”).

BACKGROUND

A.    Sellers are the record holders and beneficial owners of all of the issued and outstanding equity Shares in the Company (the “Shares”), as more particularly set forth on Schedule 2.7(a).

B.    Sellers desire to sell all of the Shares to Buyer, and Buyer desires to purchase all of the Shares from Sellers, pursuant to the terms and conditions of this Agreement.

C.    The capitalized terms that are used in this Agreement are defined in the sections in which they first appear or in Article VIII.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I -PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers hereby sell, assign, transfer, and deliver to Buyer, and Buyer hereby purchases and accepts from Sellers, all of the Shares, for the consideration specified in Section 1.2.

1.2 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate consideration for the purchase of the Shares (the “Purchase Price”) shall equal the net sum of:

(a) $9,500,000 (the “Base Amount”),

(b) plus Closing Cash,

(c) minus Closing Debt,

(d) minus Sellers’ Transaction Expense,

(e) minus, the Closing Working Capital Adjustment, if any,

(f) minus, the Inventory Adjustment, if any,

(g) minus, the Accounts Receivable Adjustment, if any, and

(h) plus the Contingent Payments, if any, but solely to the extent earned and paid in accordance with this Agreement.

1.3 Estimated Closing Statement. Attached as Exhibit A hereto is a statement (the “Estimated Closing Statement”) which sets forth Company’s good faith estimate of the Closing Price (the “Estimated Closing Price”), including Company’s good faith estimate of the amount and calculation of Closing Cash, Closing Debt, Sellers’ Transaction Expense, Closing Working Capital, and Closing Working Capital Adjustment. Attached hereto as Exhibit A-1 is Company’s good faith estimated unaudited balance sheet as of Closing from which Company derived the Estimated Closing Price and each of the component parts thereof, prepared from the books of account of Company in accordance with Company’s past practices to the extent such practices comply with GAAP. “Closing Price” means the total of the Base Amount plus or minus, as applicable, Closing Cash, Closing Debt, Sellers’ Transaction Expense, and the Closing Working Capital Adjustment.

1.4 Closing Payment. Subject to the terms and conditions of this Agreement, Buyer or its designee will pay the Estimated Closing Price on the Closing Date by wire transfer of immediately available funds as follows:

(a) Debt Pay-Off: to each payee of Closing Debt referenced in a Pay-Off Letter in accordance with the amounts and wire transfer instructions set forth in Exhibit B (the “Wire Instructions”), in each case, on behalf of Sellers;

(b) Sellers’ Transaction Expense: to the payees of all unpaid Sellers’ Transaction Expense listed in accordance with the payees and the corresponding amounts and wire transfer instructions set forth in the Wire Instructions (the “Unpaid Sellers’ Transaction Expense”), in each case, on behalf of Sellers;

(c) Indemnity Holdback: Buyer will transfer the amount of $1,000,000 (the “Holdback Amount”) via wire transfer to the Escrow Agent in accordance with Section 5.6 (the “Indemnity Holdback”); and

(d) Payment to Sellers: to Sellers, the balance of the Estimated Closing Price in accordance with the amounts and wire transfer instructions set forth in the Wire Instructions.

1.5 Post-Closing Adjustment.

(a) Closing Statement. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement in the form provided in Exhibit C, setting forth the amount and calculation of the Closing Price (the “Closing Statement”), including the amount and calculation of Closing Cash, Closing Debt, Sellers’ Transaction Expense, Closing Working Capital, and the Closing Working Capital Adjustment. Buyer shall prepare the Closing Statement from the books of account of the Company in accordance with GAAP applied consistently with the Company’s past practices to the extent such practices are compliant with GAAP. The Closing Statement shall become final and binding upon the Parties 30 days after the Sellers’ Representative’s receipt thereof, unless Sellers’ Representative, within such 30 day period, delivers to Buyer written notice of its objection(s) to the Closing Statement (the “Objection Notice”), in which case the Closing Statement shall not be binding upon the Parties and such dispute shall be resolved pursuant to Section 1.5(b). Buyer will furnish to the Sellers’ Representative such work papers and other documents and information relating to the Closing Statement as the Sellers’ Representative may reasonably request.

(b) Dispute Resolution.

(i) Procedure. Within 10 days after Buyer receives the Objection Notice, Sellers’ Representative and Buyer shall speak by telephone or in person to attempt to resolve their differences with respect to the disputed items set forth in the Objection Notice (the “Disputed Items”). If Sellers’ Representative and Buyer are unable to resolve each of the Disputed Items within such 10 day period, then either of such Parties may submit the Closing Statement, the Objection Notice, and an identification of the remaining Disputed Items to RSM US LLP (the “Accounting Firm”), who will be jointly engaged to resolve such Disputed Items. The Sellers’ Representative and Buyer will each be provided the opportunity to present to the Accounting Firm material that is relevant to the determination.

(ii) Accounting Firm Decision. The Accounting Firm’s role shall be limited to resolving the Disputed Items and the Accounting Firm shall strictly apply the provisions of this Agreement regarding the determination of the Purchase Price (including the determination of Closing Cash, Closing Debt, Sellers’ Transaction Expense, Closing Working Capital, and the Closing Working Capital Adjustment) in achieving such resolution. With respect to each Disputed Item, the decision of the Accounting Firm shall be within the range of the values proposed by Buyer and Sellers’ Representative and the Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such item, or less than the smallest value for such item, claimed by Buyer or Sellers’ Representative. The Accounting Firm shall render its decision within 30 days of its receipt of the initial submission of the Closing Statement, the Objection Notice, and the identification of the remaining Disputed Items. The decision of the Accounting Firm shall be final and binding upon the Parties and shall be in substitution for and precludes the bringing of any actions in any court in connection with the resolution of any Disputed Item(s) under this Section 1.5. The fees and expenses of the Accounting Firm incurred in resolving the Disputed Items(s) (“Accounting Firm Fees”) shall be borne by the non-prevailing Party to the extent the Disputed Items were resolved in favor of the other Party. For example, if the Disputed Items total $1,000 and the Accounting Firm awards $600 to Sellers and $400 to Buyer, then 60% of the Accounting Firm Fees would be borne by Buyer and 40% of the Accounting Firm Fees would be borne by Sellers.

(c) Purchase Price Adjustment and Payment. If the Closing Price, as finally determined pursuant to this Section 1.5, is (i) less than the Estimated Closing Price (the “Shortfall Amount”), then, each Seller shall pay Buyer the remaining portion of the Shortfall Amount in proportion to such Seller’s Pro Rata Share, and Seller’s Representative and Sellers shall make such payments within 5 Business Days of such determination of the Shortfall Amount or (ii) more than the Estimated Closing Price (the “Excess Amount”), then, within 5 Business Days of such determination, Buyer shall pay the Excess Amount to Sellers by paying to each Seller such Seller’s Pro Rata Share of the Excess Amount in accordance with the wire transfer instructions set forth in the Wire Instructions. Any payments made pursuant to this paragraph shall be treated as an adjustment to the Purchase Price by the parties as described in Section 1.2 for Tax purposes, unless otherwise required by applicable Law.

1.6 Accounts Receivable Adjustment. Within 300 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth the aggregate value of all Closing A/R not collected within 270 days after the Closing Date together with a listing of such uncollected A/R (the “A/R Adjustment” and the “A/R Adjustment Statement”, respectively). The A/R Adjustment Statement shall become final and binding upon the Parties fifteen (15) days after the Seller’s receipt thereof, unless Seller, within such 15-day period, delivers to Buyer written notice of objection(s) to the A/R Adjustment Statement, in which case the A/R Adjustment Statement shall not be final and binding upon the Parties, and such dispute shall be resolved pursuant to the procedures of Section 1.5 of this Agreement, the terms of which shall apply hereto mutatis mutandis. Within five (5) Business Days after the final and binding determination of the A/R Adjustment under this Section 1.6, (a) Buyer shall be entitled to reduce the then-remaining Holdback Amount by an amount equal to the A/R Adjustment and (b) to the extent the then-remaining Holdback Amount is less than the A/R Adjustment, each Seller shall pay Buyer the remaining portion of the A/R Adjustment in proportion to such Seller’s Pro Rata Share. During such 270-day time period after the Closing Date, Buyer shall cause the Company to manage and collect the Company’s accounts receivable in the ordinary course of the Business, on reasonable terms and consistent with commercially reasonable past practices of the Business. Any payments made pursuant to this paragraph (whether out of the Holdback Amount or by Sellers directly) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

1.7 Inventory Adjustment. Within 395 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth the aggregate value of all Closing Inventory not sold within 12 months after the Closing Date together with a listing of such unsold inventory (the “Inventory Adjustment” and the “Inventory Adjustment Statement”, respectively). The Inventory Adjustment Statement shall become final and binding upon the Parties thirty (30) days after the Seller’s receipt thereof, unless Seller, within such 30-day period, delivers to Buyer written notice of objection(s) to the Inventory Adjustment Statement, in which case the Inventory Adjustment Statement shall not be final and binding upon the Parties, and such dispute shall be resolved pursuant to the procedures of Section 1.5 of this Agreement, the terms of which shall apply hereto mutatis mutandis. Within five (5) Business Days after the final and binding determination of the Inventory Adjustment under this Section 1.7, (a) Buyer shall be entitled to reduce the then-remaining Holdback Amount by an amount equal to the Inventory Adjustment and (b) to the extent the then-remaining Holdback Amount is less than the Inventory Adjustment, each Seller shall pay Buyer the remaining portion of the Inventory Adjustment in proportion to such Seller’s Pro Rata Share. During such 12 month period after the Closing Date, Buyer shall cause the Company to utilize and manage its inventory in the ordinary course of the Business, on reasonable terms and consistent with commercially reasonable past practices of the Business. Any payments made pursuant to this paragraph (whether out of the Holdback Amount or by Sellers directly) shall be treated as an adjustment to the amount of the Purchase Price allocated to the Inventory by the parties for Tax purposes, unless otherwise required by Applicable Law.

1.8 Contingent Payments. Subject to the terms and conditions set forth in Schedule 1.8 (the “Contingent Payment Schedule”) and the other terms and conditions of this Agreement, Buyer shall pay to Sellers such contingent payments, if any, as are required to be paid pursuant to the Contingent Payment Schedule (the “Contingent Payments”).

1.9 Post-Closing Payments to Sellers. Unless expressly provided otherwise in this Agreement, each payment required to be made to Sellers pursuant to this Agreement, whether by Buyer or by Escrow Agent of the Holdback Amount, shall be made in proportion to the Pro Rata Share for each Seller and by wire transfer of immediately available funds to the bank account of each such Seller specified in the Wire Instructions.

1.10 Withholding. If a payment is required to be made pursuant to this Agreement (or any other Transaction Agreement) that is subject to federal, state, or local tax withholding, Buyer (or such other applicable withholding agent) shall be entitled to deduct and withhold from such payment any amount it is legally required to deduct and withhold and Buyer shall promptly pay such withheld amount to the applicable federal or state tax authorities within the required period (and provide to Sellers evidence of such payment). To the extent any such amounts are deducted or withheld, such amounts shall be treated for all purposes under this Agreement (or any other Transaction Agreement) as having been paid to the Person to whom such amounts would otherwise have been paid.

1.11 Set-Off. Upon notice to Sellers’ Representative specifying in reasonable detail the basis therefor, Buyer may, at its election which shall be exercised in good faith, set off any amount to which it may be entitled under this Agreement against amounts or consideration otherwise payable by it, if any, pursuant to this Agreement, and, if Buyer makes such election, the amount or consideration due to Sellers pursuant to this Agreement, if any, shall be reduced on a dollar for dollar basis, subject to the right of Sellers’ Representative to dispute the validity of such set-off. Neither the exercise of, nor the failure to exercise, such right of setoff or to give a notice of a claim under this Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. In the event a court of competent jurisdiction finally determines that Buyer incorrectly setoff all or any portion of such amount (such amount, the “Incorrect Set Off Amount”), then, Buyer shall pay interest on such Incorrect Set Off Amount at the rate of twelve percent per annum from the date that such set off occurred plus reasonable attorneys’ fees and costs incurred by Seller in connection with such challenge of such set off by Buyer.

ARTICLE II - REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Buyer as of the date hereof as follows.

2.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of Rhode Island and has full power and authority to own, lease, and operate its assets and to conduct its business as it is currently being conducted. The Company has provided to Buyer complete and correct copies of the Organizational Documents of the Company. The Company is not in violation of any of the provisions in the Company’s Organizational Documents.

2.2 Foreign Qualifications. Schedule 2.2 sets forth a complete and correct list of all jurisdictions in which the Company (a) conducts business and (b) is qualified to do business. Except as set forth in Schedule 2.2, the Company has not sold any products or services outside the United States of America.

2.3 Authorization; Binding Obligations. The Company has all requisite power and authority and has taken all corporate action required on its part to permit it to execute and deliver and to carry out the terms of this Agreement and of the other Transaction Agreements to be executed by the Company. This Agreement and the other Transaction Agreements to be executed by the Company have been duly executed and delivered by the Company, and are the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

2.4 Non-Contravention. The execution, delivery, and performance of this Agreement and of the other Transaction Agreements to be executed by the Company and the consummation of the Transactions do not and will not contravene the Organizational Documents of the Company or violate any Applicable Law. Except as set forth in Schedule 2.4, the performance of this Agreement and of the other Transaction Agreements to be executed by the Company and the consummation of the Transactions and do not and will not conflict with or result in a breach of or default or increase of any obligation or liability under any contract, judgment, decree, order or ruling to which the Company is a party or by which any of its respective assets or properties is bound or affected.

2.5 Approvals, Consents and Filings. Except as set forth on Schedule 2.5 (as so disclosed, the “Required Consents”), no approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company from, or made or given by the Company to, any Governmental Authority or any other Person in connection with the execution, delivery, and performance of this Agreement and any other Transaction Agreement to be executed by the Company or the consummation of the Transactions, other than such consents or approvals as have been duly obtained and are in full force and effect.

2.6 Intentionally Omitted.

2.7 Capitalization; Debt; Subsidiaries.

(a) Share Ownership. The Shares constitute one hundred percent (100%) of the issued and outstanding equity interests in the Company. Sellers are the record holders and beneficial owners of all of the Shares. The respective amount of Shares owned by each Seller is set forth in Schedule 2.7(a). All of the Shares are duly authorized, validly issued, and fully paid and non-assessable.

(b) Preemptive Rights. There are no preemptive or other outstanding rights, options, warrants, conversion rights, exchange rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or which give any Person a right to subscribe for or acquire, any equity interests in the Company or obligations exercisable or exchangeable for or convertible into any equity interests in the Company, and no securities or obligations evidencing such rights are authorized, issued, or outstanding. There are no outstanding equity appreciation, phantom equity, or profit participation rights with respect to the equity securities of the Company.

(c) Debt. The Company does not have any Debt, other than the Debt set forth in Schedule 2.7(c) under the heading Debt Pay-Off (the “Debt Pay-Off”), which Debt Pay-Off is being paid off in full as of Closing pursuant to Section 1.4(a).

(d) Subsidiaries. The Company does not have any subsidiaries and does not own any equity interests in any Person.

2.8 Financial Statements. Schedule 2.8 contains complete and accurate copies of the (a) the unaudited balance sheet of the Company as of the close of business on June 30, 2021 (the “Interim Balance Sheet” and the “Interim Balance Sheet Date”) and the related unaudited statements of income for the period beginning on January 1, 2021 and ending on June 30, 2021 (the “Interim Income Statements” and, together with the Interim Balance Sheet, the “Interim Financial Statements”), and (b) the unaudited balance sheet of the Company as of the close of business on December 31, 2020 (the “Balance Sheet”) and the related statements of income for the twelve month period ending on December 31, 2020 (the “2020 Financial Statements” and, together with the Balance Sheet and the Interim Financial Statements, the “Financial Statements”). Except as set forth therein or in the notes thereto, the Financial Statements have been prepared from the books and records of the Company, are accurate and complete in all material respects, and present fairly and accurately the financial positions and results of operations and cash flows of the Company as of their respective dates and for the respective periods covered thereby, subject in the case of the Interim Financial Statements to normal year-end adjustments and the absence of notes.

2.9 No Undisclosed Liabilities. The Company is not subject to and does not have any material Liability except: (a) to the extent disclosed or reserved against in the Interim Balance Sheet or (b) for Liabilities that were reasonably incurred after the date of the Interim Balance Sheet in the ordinary course of the Business consistent in amount and kind with the past practice of the Company.

2.10 Absence of Changes. Except as set forth in Schedule 2.10, from the Interim Balance Sheet Date until the Effective Date:

(a)    the Company has conducted its business in the ordinary course of business consistent with past practice,

(b)    no Lien has been placed upon any of the Company’s assets, other than Permitted Liens;

(c)    the Company has not declared any dividend or distribution or redeemed any of its equity securities;

(d)    the Company has not acquired or disposed of any asset other than inventory in the ordinary course of business;

(e)    there has been no material damage, destruction, or casualty loss with respect to any of the assets of the Company;

(f)    the Company has not increased the compensation or employee benefits paid or payable to any officer or other employee outside of the ordinary course of the Business;

(g)    the Company has not cancelled or waived any claims;

(h)    the Company has not made any change in the accounting, auditing, or tax methods, practices, or principles of the Company;

(i)    the Company has not made or rescinded any express or deemed election relating to Taxes, amended any Tax Return or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes;

(j)    the Company has not incurred any Debt outside of the ordinary course of the Business;

(k)    the Company has not deferred or agreed to defer payment of any payables of the Company, or accelerated or agreed to accelerate the collection of any receivables of the Company;

(l)    the Company has not incurred, or agreed to incur, a single capital expenditure (or series of capital expenditures) in excess of $25,000 for additions to property, plant or equipment, and which, if purchased, would be reflected in the property, plant or equipment accounts of the Interim Balance Sheet;

(m)    the Company has not loaned or advanced money or other property to any present or former director, officer, manager, employee, owner, member, or consultant of the Company;

(n)    the Company has not established, adopted, entered into, amended, or terminated any employee benefit plan;

(o)    taken any action that would constitute a violation of applicable Law or material breach of any of the Company’s Material Contracts; or

(p)    taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

2.11 Material Contracts.

(a)    Schedule 2.11(a) sets forth a list of the following contracts of the Company as of the Effective Date:

(i)    contracts (including purchase orders or leases) with respect to which the Company has made or received payments of more than $100,000 within the 12-month period ending on the Effective Date;

(ii)    contracts (including any purchase orders or leases) with respect to which the Company reasonably expects to make or receive payments of more than $100,000 within the 12-month period from and after the Effective Date;

(iii)    contracts relating to Company Debt;

(iv)    contracts that: (A) limit the freedom of the Company to engage in any line of business, to operate its business, or to compete with any Person or (B) restrict in any way the use, ownership, operation, or alienability of any of the Company’s assets (including with respect to (A) or (B) any contracts with non-solicitation, non-compete, or exclusivity provisions);

(v)    employment, bonus, severance, and deferred compensation agreements;

(vi)    retention agreements or other contracts providing for change in control benefits;

(vii)    contracts between the Company and any Seller or any Affiliate of the Company;

(viii)    each Government Contract;

(ix)    any license or other agreement relating to Intellectual Property Rights, including the In-Licenses and Out-Licenses listed in Schedule 2.14(b)(i) and Schedule 2.14(b)(ii);

(x)    any agency, dealer, sales representative, or marketing agreement;

(xi)    any collective bargaining agreement; and

(xii)    any co-promotion, partnership or joint venture agreement.

(b)    Schedule 2.11(b) contains a list of the Company’s (i) top 25 customers based on the dollar value of sales to each of the Company’s customers over the past 12 months and (ii) top 25 suppliers based on the dollar value of purchases from each of the Company’s suppliers over the past 12 months.

(c)    The Company has provided to Buyer accurate and complete copies of each contract required to be disclosed pursuant to sub-sections (a) and (b) hereof (each, a “Material Contract”) except for purchase orders or any customer contracts terminable by the customer for convenience.

(d)    With respect to each Material Contract, (i) neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of any Material Contract, (ii) neither the Company nor any other party thereto has given notice of termination of any Material Contract, (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that, individually or in the aggregate, would give any other party thereto the right to accelerate the Company’s obligations or to terminate any Material Contract, and (iv) each Material Contract is in full force and effect and constitutes a valid, binding, and enforceable agreement in accordance with its terms by and against the Company and, to the Knowledge of the Company, the other party thereto, except to the extent that enforceability may be limited by the Enforceability Exceptions.

2.12 Title; Tangible Personal Property. Schedule 2.12 sets forth a complete and correct list of all tangible personal property with a book value in excess of $2,500 (a) owned by the Company (the “Owned Personal Property”) and (b) leased by the Company (the “Leased Personal Property” and, together with the Owned Personal Property, the “Personal Property”). The Company has (y) good, valid and marketable title to all of the Owned Personal Property, free and clear of all Liens other than Permitted Liens and (z) valid and enforceable leasehold interests in all of the Leased Personal Property, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, the Personal Property, together with any immaterial personal property currently in the Company’s possession and to which it has good, valid and marketable title, constitutes all personal property reasonably necessary for the operation of the Company’s business as presently conducted. Except as set forth on Schedule 2.12, the Personal Property is maintained in good operating condition and repair, reasonable wear and tear excepted. The Company has provided to Buyer accurate and complete copies of all material leases of Personal Property.

2.13 Real Property.

(a)    The Company does not own any real property.

(b)    Schedule 2.13(b) sets forth as of the Effective Date all real properties leased by the Company (the “Leased Real Properties”). With respect to each lease agreement pursuant to which such real properties are leased (each, a “Real Property Lease”), (i) neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach, (ii) the Company has not received a written notice of termination nor, to the Knowledge of the Company, an oral notice of termination, (iii) all rent and other charges currently due and payable thereunder have been paid, (iv) the Company has not prepaid paid any rent for more than one (1) month in advance, and (v) the Company is not entitled to any free rent, abatement of rent or similar concession, and (vi) each such Real Property Lease is assignable without further consent or approval or, to the extent that consent or approval is required, Company shall obtain such consent on or before the Effective Date. Each Real Property Lease is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and the Company holds a valid and existing leasehold interest under each Real Property Lease. The Company has provided to Buyer an accurate and complete copy of each Real Property Lease.

(c)    To the Company's Knowledge, the use of the Leased Real Properties, as presently used by the Company, does not violate any local zoning or similar land use laws or governmental regulations or any covenant, condition, restriction, order or easement. To the Company's Knowledge, there is no pending or threatened (i) condemnation actions affecting the Leased Real Properties, or (ii) zoning, building code or other moratorium action or similar matter which is reasonably expected to materially and adversely affect the Company’s ability to operate the Leased Real Properties after the Closing in the same manner as they are currently operated. The Leased Real Properties and the improvements thereon are in good operating condition and repair, ordinary wear and tear excepted.

(d)    Other than the Leased Real Properties, no real property is required to operate the Business as it is currently operated by the Company.

2.14 Intellectual Property.

(a) Owned Intellectual Property.

(i) Registered Company IP. Schedule 2.14(a)(i) sets forth an accurate and complete list of all Intellectual Property Registrations that are registered or filed in the name of the Company alone or jointly with others (the “ Registered Company IP”), in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as applicable. All assignments of Intellectual Property Registrations to Company have been properly executed and recorded. To the Knowledge of Company, all Registered Company IP is valid and enforceable and all issuance, renewal, maintenance, and other payments that are or will become due with respect thereto within ninety (90) days after the Closing Date have been paid by or on behalf of Company.

(ii) Un-Registered Company IP. Schedule 2.14(a)(ii) sets forth an accurate and complete list of Owned Intellectual Property that is not Registered Company IP but that is material to Company’s business or operations (“Material Non-Registered Company IP”), including any software constituting a part of such Material Non-Registered Company IP and disclosure of any third party rights to any Material Non-Registered Company IP.

(b) Licensed Intellectual Property.

(i) In-Licenses. Schedule 2.14(b)(i) sets forth an accurate and complete list of all licenses, sublicenses, or other agreements under which Company is granted Intellectual Property Rights by another Person other than licenses of commercially available, unmodified, “off the shelf” software (“In-Licenses”); and

(ii) Out-Licenses. Schedule 2.14(b)(ii) sets forth an accurate and complete list of all licenses, sublicenses, or other agreements under which Company has granted Intellectual Property Rights to another Person (“Out-Licenses”).

(c) Prosecution Matters. No inventorship challenges, or opposition, reexamination, nullity or interference proceedings have been declared, commenced or, to the Knowledge of the Company, threatened, against the Company with respect to any Patent Rights included in the Company Registrations. The Company has no Knowledge of any information that would preclude the Company from having clear title to the Company Registrations or affecting the patentability, validity or enforceability of any Company Registration.

(d) Ownership and Sufficiency. Each item of Company Intellectual Property is owned, or available for use (under a valid license) by the Company, and following the Closing, will continue to be owned, or available for use, by the Company on substantially identical terms and conditions as it was to the Company immediately prior to the Closing, without restriction and without additional payment of any kind to any third party (other than amounts that would have been payable by the Company even if the Transactions did not occur). The Company Intellectual Property constitutes all Intellectual Property Rights reasonably necessary to conduct the Business in all material respects in the manner currently conducted by the Company.

(e) Trade Secrets; Proprietary Information. Company has taken reasonable measures to maintain in confidence all trade secrets and confidential and proprietary information comprising a part thereof. There has been no disclosure of (i) any of Company’s trade secrets or (ii) confidential or proprietary information of Company to any Person other than pursuant to binding and enforceable confidentiality and non-use agreements with such Persons. Company has complied in all material respects with all contractual and legal requirements pertaining to any third party proprietary or confidential information in Company’s possession, custody, or control and there has been no unauthorized disclosure of such information by Company.

(f) Infringement. Company has not infringed, violated, or misappropriated, any Intellectual Property Right of any Person. No Person has infringed, violated, or misappropriated any Intellectual Property Right of Company.

(g) Employee and Contractor Assignments. Each employee of the Company and any independent contractor of the Company involved in the creation or development of any material Owned Intellectual Property has executed a valid and binding written agreement assigning to the Company all right, title and interest in any inventions and works of authorship (whether or not patentable) invented, created, developed, conceived and/or reduced to practice during the course and scope of such employee’s employment or such independent contractor’s work for the Company and all Intellectual Property rights therein.

(h) Quality. The Products and the Internal Systems developed by Company are free from material defects in design, workmanship, and materials and conform in all material respects to the written documentation and specifications therefor. Company has not received any warranty claims, contractual terminations or requests for settlement or refund (i) due to the failure of the Products to meet their specifications, to comply with applicable Law (including export control regulations), or otherwise to satisfy end user needs or (ii) for harm or damage to any third party. The Products, and to the Knowledge of Company, the Internal Systems do not contain any disabling device, virus, worm, back door, trojan horse, or other disruptive or malicious code that may or is intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete, or damage any computer system, software, network or data. Company has and follows in all material respects a policy and method for tracking material bugs, errors, and defects in the Products of which, to the Knowledge of Company, it becomes aware.

(i) Support and Funding. Except as specifically set forth in Schedule 2.14(i) the Company has not sought, applied for or received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Products, the Internal Systems or any facilities or equipment used in connection therewith.

2.15 Data Privacy and Security.

(a)    Computer Security. There have been no Data Security Incidents, material acts of hackers, denial of service attacks, or other similar incidents occurring on Company servers and on the servers of others currently used by Company during the five (5) years prior to the Effective Date, and the status or resolution thereof, pertaining to any of the foregoing. The Company, has implemented any and all material security patches or material security upgrades that, to the Knowledge of Company, are generally available for the Products and Internal Systems. The term “material security patches” or “material security upgrades” means, for purposes of the foregoing sentence, security patches and security upgrades the implementation of which other companies of similar sophistication or size that are developing, marketing and/or using similar software would reasonably consider prudent.

(b)    Protected Information. Schedule 2.15(b) identifies all categories and regions of Protected Information processed, collected, accessed, recorded, organized, structured, stored, altered, retrieved, used, sold, or disclosed by Company in the ordinary course of business. Company has at all times complied with Information Privacy and Security Laws and contractual requirements in the handling of such Protected Information (as hereinafter defined). “Protected Information” means any information that alone or in combination with other information held by Company that (i) identified , relates to, describes, is reasonably capable of being associated with, or cold reasonably be linked directly or indirectly, with a particular consumer or household, (ii) constitutes personal, private, health, or financial information, or (iii) is governed, regulated, or protected by one or more Information Privacy and Security Laws.

(i)    The Company maintains complete, accurate and up to date records of all its personal data processing activities, including any data protection impact assessments, to the extent required for compliance in all material respects with applicable Information Privacy and Security Laws.

(ii)    Schedule 2.15(b)(ii) identifies (by effective date) each posted, public facing website or product or data protection policy, statement or notice of any the Company in effect at any time in the past three (3) years. The Company has made available to the Buyer true and complete copies of all current and past Company Privacy Policies and any other written policies and procedures of the Company relating to the processing and security of Protected Information. None of the Company Privacy Policies have contained or do contain any material omissions or any express or implied statements that are false, inaccurate, deceptive or misleading. The applicable Company Privacy Policy(ies) have at all times been made conspicuously available on each of the applicable products of the Company including all websites, applications, and other online services) in a manner readily available to visitors and users and current and potential customers that access such websites.

(iii)    The Company has at all times in the past three (3) years complied in all material respects with all applicable Information Privacy and Security Laws, all of the Company Privacy Policies, and all their contractual obligations to any Person regarding privacy, data protection or data security in their processing of Protected Information.

(iv)    The Company has during the past three (3) years complied in all material respects with all applicable requirements under the Information Privacy and Security Laws relating to the cross-border transfer of Protected Information, where applicable.

(v)    Except as would not be material to the Company, taken as a whole, where required by applicable Information Privacy and Security Laws, the Company has data processing agreements in place with any third party who processes Protected Information on behalf of the Company that complies with the requirements of applicable Information Privacy and Security Laws.

(vi)    Any transfer of Protected Information by the Company under this Agreement, including transfers in connection with the transactions to be consummated by this Agreement and the other Transaction Agreements, is and will be, without the necessity of obtaining consent from any Person, in compliance with the terms of all written disclosures that the Company has made to consumers, employees and other third parties and applicable Information Privacy and Security Laws. The Company is not subject to any contractual requirements or other legal obligations governing the processing of Protected Information that, following the Closing, would prohibit the processing of Protected Information in the manner in which the Company processed such Protected Information prior to the Closing.

(vii)    The Company has not in the past three (3) years received any written (or, to the Knowledge of Company, other) notice of any claims, audits, investigations by regulatory authorities or any data protection authorities, or written allegations of violations of Information Privacy and Security Laws by the Company from any regulatory authority or data protection authority with respect to Protected Information processed by, or under the control of, any the Company, or any other communication from a regulatory body or data protection authority relating to any actual or potential violation by the Company of Information Privacy and Security Laws. Neither the Company nor, to the Knowledge of Company, its respective customers, has received any written (or, to the Knowledge of Company, other) complaints or claims or other communication from any Person in the past three (3) years alleging any violation of applicable Information Privacy and Security Laws by the Company with respect to the processing of Protected Information by the Company.

(viii)    The Company has no Knowledge of any fact or circumstances occurring in the past three (3) years which would reasonably be expected to lead to any such notice, request, correspondence, audit, communication, claim, complaint or enforcement action as described in Section 2.14.(b)(vii).

(ix)    The Company has complied in the past three (3) years with all valid consumer, data subject, or similar requests under Information Privacy and Security Laws, including any requests for access to Protected Information, the cessation of specified processing activities, including the sale of Protection Information, or the rectification or erasure of any Protected information, in each case in accordance with the requirements of the applicable Information Privacy and Security Laws, and there are no such requests outstanding at the date of this Agreement.

(c)    Except as would not be material to the Company, taken as a whole, the Company has during the past three (3) years established and is in compliance in all material respects with a written information security program in compliance in all material respects with all applicable Information Privacy and Security Laws (including in relation to off-site working where applicable) that: (i) includes reasonable and appropriate administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Company Data in the possession or otherwise in the operational control of the Company; (ii) protects against unauthorized access to the Internal Systems and Company Data in the possession or otherwise in the operational control of the Company; and (iii) provides for the back-up and recovery of material Company Data processed using Internal Systems without substantial disruption or interruption to the conduct of the Company’s business. Except as would not be material to the Company, taken as a whole, the Company has, during the past three (3) years, complied in all material respects with such information security program and has implemented the appropriate technical and organizational measures to comply in all material respects with that information security program. In the past three (3) years (1) neither the Company nor, to the Knowledge of Company, any third party acting on their behalf with respect to processing Protected Information provided by the Company, has suffered or incurred a Data Security Incident, and (2) to the Knowledge of the Company it has not been notified, or been required to notify, any Person of any Data Security Incident.

2.16 Employee Benefits.

(a) Benefit Plans. Schedule 2.16(a) lists each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all equity-incentive, severance, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, gross up, retiree, medical, disability, welfare, employee loan and all other compensation, employee benefit plans, agreements, or arrangements (i) under which any current or former employee, director, consultant other service provider of the Company or any ERISA Affiliate has any claim or right to benefits and which are or have been since the Company’s organization contributed to, entered into, sponsored by or maintained by the Company or (ii) under which Company has any liability, contingent, present, future or otherwise, including, without limitation, as result of any ERISA Affiliate. All such plans, agreements, and arrangements shall be collectively referred to as the “Benefit Plans”.

(b) Plan Documents; Contributions; Termination. With respect to each Benefit Plan, Company has provided to Buyer true and complete copies of: (i) any and all plan documents, trusts, instruments and agreements pursuant to which the plan is maintained and operated; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the three (3) most recent completed Forms 5500/annual reports with all schedules thereto, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; and (v) all nondiscrimination testing for the last three (3) completed plan years, if applicable; and (vi) the most recent Internal Revenue Service determination or opinion letter, if applicable. All contributions required to be made under the terms of any Benefit Plan have, as of the date hereof, been made or, if such contributions were not due as of the date hereof, accrued on the Financial Statements. Each material Benefit Plan is in writing and where a Benefit Plan has not been reduced to writing, the Company has provided a written summary of the material plan terms. Each Benefit Plan may be amended (to the extent permitted by Applicable Law) or terminated at any time without liability to the Company, any ERISA Affiliate, the Benefit Plan or the Benefit Plan fiduciaries except for reasonable administrative costs associated with such termination and the payment of any vested accrued liabilities through the date of such termination.

(c) Benefit Plan Compliance and Status. With respect to each Benefit Plan (i) each such Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and all Applicable Law including, without limitation, the Code, ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Patient Protection and Affordable Care Act; (ii) to the Knowledge of the Company, no breach of fiduciary duty has occurred with respect to which any Benefit Plan fiduciary, the Company or any Benefit Plan is liable; (iii) no condition exists that would subject the Company, or any ERISA Affiliate to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Laws, rules and regulations; (iv) no disputes (other than routine claims for benefits in the ordinary course) nor any audits or investigations by any Governmental Authority are pending or, to the knowledge of the Company, threatened; (v) no “prohibited transaction” (within the meaning of either Code Section 4975(c) or Section 406 of ERISA) has occurred with respect to which the Company, Benefit Plan fiduciary, or any Benefit Plan is liable; (vi) each Benefit Plan subject to Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter and nothing has occurred since the issuance of such letter that would adversely affect the qualification status of such plan or the favorable letter; (vii) no Benefit Plan or other arrangement maintained by the Company or by any entity with which the Company is or has been considered a single employer under Section 4001 of ERISA or Section 414 of the Code is, or has been, subject to Title IV of ERISA or funding requirements under Section 412 of the Code and Section 302 of ERISA; (viii) no Benefit Plan is a multiple employer welfare arrangement as is set forth in Section 3(40) of ERISA, a multiple employer plan as is set forth in Section 413 of the Code, or subject to Sections 419 or 419A of the Code; (ix) no Benefit Plan provides health or welfare benefits after termination of employment or service except as is required by COBRA, or similar state law; (x) no Benefit Plan is maintained pursuant to a “professional employer organization” contract, third party leasing arrangement or co-employment relationship; (xi) no employee of the Company has been improperly classified as an independent contractor or other than as an employee and each Benefit Plan participant is and has been properly classified as a common employee of the Company.

(d) Non-Qualified Deferred Compensation Plans. Each Benefit Plan that is a “nonqualified deferred compensation plan” described in Section 409A(d)(1) of the Code (the “NQDC Plans”) has been maintained in compliance with Section 409A of the Code and all related Treasury and Internal Revenue Service Guidance (collectively, “Section 409A”), as to both form and operation, since the later of (i) the inception of the applicable NQDC Plan or (ii) the effective date of Section 409A. No amounts or payments under any NQDC Plan has been or will, upon vesting, be includible in income as a result of Section 409A(a)(1) of the Code or Section 409A generally. No Benefit Plan that provides for any equity or equity related compensation including, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units or phantom stock, is a NQDC Plan.

(e) Effect of this Agreement; Gross-Up Payments. Neither the execution, delivery, or performance of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other events(s)) will: (i) accelerate the time of payment or vesting or funding or increase benefits or the amount payable or funding of any benefits under any Benefit Plan or other arrangement, (ii) cause the Company to record additional compensation expense on its income statement with respect to any equity or equity-based award, (iii) result in any payments becoming due to any current or former employee, director, consultant or other service provider or (iv) result in any payments that (1) would not be deductible under Section 280G of the Code or (2) would result in any excise tax on any current or former employee, director, consultant or other service provider of the Company or an ERISA Affiliate under Section 4999 of the Code or any other comparable Applicable Law. No Benefit Plan provides for any “gross-up” payments for any taxes due under the Code including, without limitation, Section 4999 of the Code or Section 409A(a)(1) of the Code.

2.17 Employees. Schedule 2.17 sets forth an accurate and complete list of all persons who are employees of (or independent contractors or consultants that perform services for) the Company as of the Effective Date (the “Business Employees”) and each such person’s name, current position (including identification of whether such person is an employee, independent contractor, or consultant), hire date, base annual compensation, and other annual compensation (including most recently received annual commission and/or bonus amounts). None of the Business Employees are receiving short-term disability, long-term disability, or workers’ compensation benefits or are otherwise on a leave of absence except as set forth in Schedule 2.17.

2.18 Employment and Labor Matters.

(a) Labor Unions. The Company is not a party to or otherwise bound by any collective bargaining agreement or contract with a labor union or other labor organization, nor is the Company the subject of any proceeding or claim asserting that it or any of its employees has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. The Company has not since its organization been subject to any labor union organizing activity, or any labor strike, dispute with any labor union or labor organization, walkout, work stoppage, slow-down or lockout involving the Company, and none of the foregoing is pending, nor, to the Knowledge of the Company, threatened.

(b) Employment Law Compliance. The Company is, and for a period of five (5) years prior to the Effective Date has been, in compliance in all material respects with all laws, regulations, and orders relating to the employment of labor, including all such laws, regulations, and orders relating to employee classification, wages, hours, the Fair Labor Standards Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, and the collection and payment of withholding and/or social security taxes and any similar tax.

2.19 Environmental Matters; Health and Safety.

(a)    The Company is, and since its organization has been, in compliance with all Environmental, Health, and Safety Requirements applicable to the Company, to its operation of the Business, and to its ownership or use of its assets, including the Leased Real Properties;

(b)    The Company has not released Hazardous Substances on or at the Leased Real Properties, or any real property previously owned or leased by the Company. To the Knowledge of the Company, there has not been a release of nor is there a threatened release of Hazardous Substances on or at the Leased Real Properties, or any real property previously owned or leased by the Company;

(c)    The Company has not received any written notice or claim (nor to the Knowledge of the Company has it received any oral notice or claim) alleging that it has violated any Environmental, Health, and Safety Requirements or that it has any liability or obligation to any Person as a result of the presence or release of any Hazardous Substances, and, to the Knowledge of the Company, there is no basis for any such claim;

(d)    The Company has not received any written notice or claim (nor to the Knowledge of the Company has it received any oral notice or claim) alleging that any violation of any Environmental, Health, and Safety Requirements has occurred on or at the Leased Real Properties or any real property previously owned or leased by the Company and, to the Knowledge of the Company, there is no basis for any such notice or claim; and

(e)    The Company is not a party to or, to the Knowledge of the Company, affected by any proceedings, investigations, or agreements concerning Environmental, Health, and Safety Requirements or the presence or release of any Hazardous Substances.

2.20 Compliance with Applicable Laws; Permits.

(a) Applicable Laws. The Company is, and for five (5) years prior to the Effective Date has been, in compliance in all material respects with all applicable Laws. The Company has duly obtained and possesses all permits, concessions, grants, franchises, licenses, and other governmental authorizations, agreements, and approvals (collectively “Permits”) necessary for the conduct of the Business in all material respects as currently conducted. The Company has not received any written notice (or, to the Knowledge of the Company, any oral notice) of violation of any applicable Law from any Governmental Authority.

(b) Unlawful Payments. The Company is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Company has conducted its business (including the Business) (collectively, “Anti-Bribery Laws”), and neither Company nor any of its Representatives has authorized, directed or participated in any act in violation of any provision of any Anti-Bribery Law. The Company has not received any written communication from any Governmental Authority that alleges that it, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company. The Company has not made, nor does it anticipate making any disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws.

2.21 Taxes.

(a) Tax Returns. The Company has duly and timely filed all Tax Returns required to be filed under Applicable Law and such Tax Returns are true, correct and complete in all respects, were prepared in compliance with applicable Law, and correctly reflect in all respects the liability for Taxes and other information required to be reported thereon. Such Tax Returns do not contain (and were not required to contain in order to avoid the imposition of a penalty) a disclosure statement under Sections 6662, 6662A and 6707A of the Code (or any predecessor provision or comparable provision of state, local or foreign law) and Treasury Regulations Section 1.6011-4.

(b) Extensions. The Company has not requested nor received an extension of time to file any Tax Return with respect to a Tax Return not yet filed and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) Payment. The Company has timely paid all Taxes (whether or not shown or required to be shown on any Tax Return and any other Tax filings) that have become due and payable, and the Company has adequately provided in the Financial Statements for all Taxes accrued through the date of such Financial Statements that were not yet due and payable as of the date thereof. All Taxes of the Company accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business consistent with past practice and do not exceed comparable amounts incurred in similar periods (or partial periods, as applicable) in prior years (taking into account any changes in the Company’s operating results). The Company has withheld or collected all Taxes required to be withheld or collected under applicable Law, including sales and use taxes, and paid such withholding Taxes to the appropriate Governmental Authority in compliance with Applicable Law in connection with any amounts paid or owing to any Person.

(d) Post-Closing Periods. The Company has not agreed to nor will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for Tax purposes made prior to the Closing or (ii) any “closing agreement” as described in §7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Closing.

(e) Taxes Arising from the Agreement. The payment of the Purchase Price to Sellers for the Shares pursuant to this Agreement will not give rise to any compensatory payments nor liability for Tax to the Company (including of the Company for payroll withholding Taxes). No Taxes are required to be withheld with respect to payments to Sellers for the Shares pursuant to this Agreement. The Company shall not be liable for any Tax under §1374 of the Code in connection with the deemed sale of the Company’s assets caused by §338(h)(10) Election. Company has not in the past 5 years (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(f) Obligations for Taxes. The Company has not been a member of an affiliated, consolidated, combined, unitary or similar group for federal, state, local or foreign Tax purposes. The Company is not liable for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as applicable), as a transferee or successor, by contract, or otherwise, other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax.

(g) Tax Action. No claim for assessment or collection of Taxes by a Taxing Authority has been or is presently being asserted or is otherwise outstanding against the Company; no rationale underlying a claim for Taxes has been asserted previously by any Taxing Authority that reasonably could be expected to be asserted in any other period; and there is no dispute, claim, demand, action, suit, proceeding, arbitration or investigation by any Taxing Authority pending or threatened against the Company; and there are no Liens for Taxes upon any of the assets of the Company except for liens for Taxes not yet due and payable. The Company has no outstanding powers of attorney with respect to Taxes.

(h) Tax Agreements. The Company is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement, other than an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax. The Company has not agreed to nor is required to make any adjustments pursuant to§481(a) of the Code (or any corresponding provision of applicable tax law). The Company has not entered into a transaction covered under §355 of the Code.

(i) Jurisdictions. The Company has been at all times resident for Tax purposes in its place of organization and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not and has not been subject to Tax in any jurisdiction other than its place of organization by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in the jurisdiction. No claim has been made to the Company by a Taxing Authority where the Company does not file a particular type of Tax Return that the Company is or was required to file such Tax Return or may be subject to Tax with respect to such Tax Return.

(j) Tax Returns. The Company has made available to Buyer complete and correct copies of (i) all material Tax Returns of the Company for all tax years with respect to which the applicable statute of limitations has not expired, and (ii) any audit report, ruling, closing agreement, technical advice memorandum, tax holiday or similar document issued by a Taxing Authority since the inception of the Company (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company. No election has been made with respect to Taxes of the Company in any Tax Return that has not been made available to Purchaser.

(k) Listed Transactions. The Company is not and has not been a party to any “listed transaction” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(l) Tax Compliance. The Company is in compliance with all terms and conditions of all Tax grants, abatements or incentives granted by any Governmental Authority for the benefit of the Company and the consummation of the Transactions shall not have any adverse effect on the continued validity and effectiveness of any such Tax grants, abatements or incentives.

(m) S Corporation Status. The Company (and any predecessor of the Company) has been a validly electing “S corporation,” as that term is defined in §1361(a) and §1362 of the Code, for U.S. federal income tax purposes and under any applicable corresponding state Law, at all times since November 1, 1988 (the “S Election”), and the Company will be an S corporation through the Closing Date. There are no grounds for the revocation of the S Election and the Company has not taken any action that would cause, or would result in, the termination of the S corporation status of the Company.

2.22 Insurance. Schedule 2.22 lists all insurance policies maintained by or on behalf of the Company as of the Effective Date and includes a description of any self-insurance arrangements currently in effect with respect to the Company (collectively, the “Insurance Policies”). All Insurance Policies are valid and enforceable and in full force and effect (except as such enforceability may be limited by the Enforceability Exceptions) and the Company has not received notice of any cancellation with respect to any such Insurance Policy. There are no claims pending as to which the insurer under any Insurance Policy has given Company written notice (or, to the Knowledge of the Company, oral notice) that it has denied liability or is reserving its rights, and all claims thereunder have been timely and properly filed.

2.23 Claims; Litigation. Except as set forth in Schedule 2.23, (a) there is no action, suit, proceeding, arbitration, investigation, dispute, claim, or demand (collectively, “Claim”) pending or threatened in writing against the Company or, to the Knowledge of the Company, threatened orally against the Company, (b) to the Company’s Knowledge, there is not a reasonable basis for any Person to bring any such Claim, and (c) there are no orders, writs, injunctions or decrees currently in force against the Company. There is no Claim in which any current or former officer or director of the Company has been made a party or witness thereto in his or her capacity as a current or former officer or director of the Company (or is threatened to be made a party or witness thereto) nor, to the Company’s Knowledge, is any such Claim threatened nor is there any reasonable basis for any such Claim.

2.24 Transactions with Sellers, Affiliates. Except as set forth on Schedule 2.24, there are no loans, leases or other agreements, or transactions between the Sellers and the Company or any Affiliate of the Company (“Affiliate Transactions”).

2.25 Brokers. Except as set forth on Schedule 2.25, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions, and all such fees and commissions are included in the Sellers' Transaction Expense being paid pursuant to Section 1.4 of this Agreement.

2.26 Accounts Receivable. Schedule 2.26 sets forth a list of all Accounts Receivable as of Closing net of reserves for doubtful accounts (such net amount, “Closing A/R”). All Closing A/R represent amounts receivable by the Company for goods or services the Company actually delivered or provided, or represent services billed in advance in accordance with the terms of the customer agreements, in either case prior to Closing, not subject to counterclaim or set-off, and created in the ordinary course of the Company’s business.

2.27 Inventory. Schedule 2.27 sets forth all Inventory of Company as of Closing and as set forth in the books and records of the Company net of reserves for unusable and unsaleable Inventory (such net amount, “Closing Inventory”). All Closing Inventory is of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All Closing Inventory is owned by the Company free and clear of all free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of Closing Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

2.28 Warranty. Each product or service designed, manufactured, distributed, marketed, serviced, sold, leased or delivered by the Company is and has been designed, manufactured, distributed, marketed, serviced, sold, leased or delivered in conformity, in all material respects, with all applicable contractual commitments and all express and implied warranties. To the knowledge of the Company, there is no basis for warranty claims in excess of amounts reserved for warranty claims in the Interim Financial Statements and contained in the Working Capital Adjustment. A description of the Company’s current practices related to product warranties is set forth in Schedule 2.28.

2.29 Sufficiency. At the Closing, the Company will own (including by means of ownership of rights to use pursuant to licenses) all of the assets reasonably necessary to conduct the Business in all material respects as presently conducted.

2.30 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article II (including the related portions of the Schedules) or in any certificate delivered by Company pursuant to this Agreement, the Company (or any Person on behalf of Company) has not made and does not makes any other express or implied representation or warranty to Buyer, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives or as to the future revenue, profitability, or success of the Company.

2.31 Limited Reliance Disclaimer. Company acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has not relied on any representation or warranty of Buyer (or any Person acting on behalf of Buyer) other than those representations and warranties expressly set forth in Article III of this Agreement or in any certificate delivered by Buyer pursuant to this Agreement. Company further acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby and has received copies of all documents and sufficient responses from Buyer and its Representatives to all requests for information and for documents made by Company. Company is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

2.32 Full Disclosure. No representation or warranty by Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IIA - REPRESENTATIONS AND WARRANTIES OF ALL SELLERS

Each Seller, severally and not jointly, represents and warrants to Buyer as of the Effective Date as follows:

2A.1   Authority; Enforceability. Such Seller has full legal right and all requisite power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as limited by the Enforceability Exceptions.

2A.2   Non-Contravention. The execution, delivery and performance of this Agreement and of the other Transaction Agreements to which such Seller is a party do not and will not violate any applicable Law and do not and will not conflict with or result in a breach of or default or increase any obligation or liability under any contract, judgment, decree, order, or ruling to which Seller is a party or by which any of its respective assets or properties is bound or affected.

2A.3   Approvals, Consents and Filings. Except as set forth on Schedule 2.5, no approval, authorization, consent, order, filing, registration, or notification is required to be obtained by such Seller from, or made or given by such Seller to, any Governmental Authority or any other Person in connection with the execution, delivery, and performance of this Agreement or any other Transaction Agreement to which such Seller is a party, other than such consents or approvals as have been duly obtained and are in full force and effect.

2A.4   Title to Shares. Such Seller is the holder of record and beneficial owner of the Shares set forth opposite his, her, or its name on Schedule 2.7(a) and such Shares will, as of the Closing, be free and clear of any and all restrictions on transfer or Liens (other than restrictions arising by operation of applicable securities laws). Such Seller has the sole voting power (if any) and the sole power of disposition and sole power to agree to all matters set forth in this Agreement with respect to such Shares, with no limitations, qualifications, or restrictions on such rights and powers. At the Closing, good and marketable title to the Shares held by such Seller will be sold, assigned, conveyed, transferred, and delivered to Buyer, free and clear of any and all restrictions on transfer, Taxes or Liens (other than restrictions arising by operation of applicable securities laws). Except for this Agreement, such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of, or create any Lien on, any of the Shares.

2A.5   Finder’s Fees; Brokers. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions other than any such fees and commissions as are included in Sellers’ Transaction Expense being paid pursuant to Section 1.4 of this Agreement.

2A.6    No Non-Foreign Partner. Such Seller is not a “foreign partner” within the meaning of Section 1446(e) of the Code or a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).

              2A.7  No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IIA (including the related portions of the Schedules) or in any certificate delivered by Sellers pursuant to this Agreement, such Seller (or any Person on behalf of such Seller) has not made and does not make any other express or implied representation or warranty to Buyer, either written or oral, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer and its Representatives or as to the future revenue, profitability, or success of the Company.

2A.8    Limited Reliance Disclaimer. Such Seller acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, he, she, or it has not relied on any representation or warranty of Buyer (or any Person acting on behalf of Buyer) other than those representations and warranties expressly set forth in Article III of this Agreement or in any certificate delivered by Buyer pursuant to this Agreement. Such Seller further acknowledges that such Seller is relying on his, her, or its own independent investigation and analysis in entering into the transactions contemplated hereby and has received copies of all documents and sufficient responses from Buyer and its representatives to all requests for information and for documents made by such Seller. Such Seller is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

2A.9    Full Disclosure. No representation or warranty by such Seller in this Agreement or in any certificate delivered by such Seller pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III - BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Company and the Sellers as of the Effective Date as follows:

3.1 Organization. Buyer has been duly organized, is validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on its business as it is currently conducted.

3.2 Authorization; Binding Obligations. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which Buyer is or will be a party and to perform its obligations hereunder and thereunder and consummate the Transactions. Buyer’s execution, delivery, and performance of this Agreement and the other Transaction Agreements to which Buyer is or will be a party has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Agreements to which Buyer is or will be a party have been duly executed and delivered by Buyer and are the legal, valid, and binding obligations of Buyer enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

3.3 Non-Contravention. Buyer’s execution, delivery, and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the Transactions do not and will not contravene the Organizational Documents of Buyer or violate any applicable Law and do not and will not conflict with or result in a breach of, or default under, any contract, judgment, decree, order, or ruling to which Buyer is a party or by which it or any of its assets or properties is bound or affected.

3.4 Government Approvals, Consents, and Filings. No approval, authorization, consent, order, filing, registration, or notification is required to be obtained by Buyer from, or made or given by Buyer to, any Governmental Authority or other Person in connection with the execution, delivery, and performance of this Agreement and any other Transaction Agreement or the consummation of the Transactions.

3.5 Brokers. Buyer has not engaged a broker, finder, or agent with respect to the Transactions and Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Seller could become liable or obligated.

3.6 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (including the related portions of the Schedules) or in any certificate delivered by Buyer pursuant to this Agreement, Buyer (or any Person on behalf of Buyer) has not made and does not make any other express or implied representation or warranty to Company or any Seller, either written or oral, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Company, Sellers, or their respective Representatives.

3.7 Limited Reliance Disclaimer. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has not relied on any representation or warranty of Company or of Sellers (or any Person acting on behalf of Company or of Sellers) other than those representations and warranties expressly set forth in Article II and Article IIA, respectively, or in any certificate delivered pursuant to this Agreement by Company or Sellers. Buyer further acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby and has received copies of all documents and sufficient responses from Company, Sellers, and their respective Representatives to all requests for information and for documents made by Buyer. Buyer is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

3.8 Full Disclosure. No representation or warranty by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV - COVENANTS

4.1 Tax.

(a) [intentionally omitted]

(b) Tax Returns. Sellers’ Representative will prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for taxable periods ending on or before the Closing Date (but not, for the avoidance of doubt, any Tax Returns of the Company relating to any taxable period ending after and including the Closing Date (a “Straddle Period”)), whether filed prior to or after the Closing Date, which includes for the avoidance of doubt includes the final S corporation federal, state and local income and franchise Tax Returns of Company for the taxable period ending on the Closing Date. All such Tax Returns shall be filed consistent with the 338(h)(10) Election and with past practice, except as required by applicable Law or as explicitly required by this Agreement. Seller’s Representative shall submit all such returns to Buyer at least twenty (20) days prior to the due date of the applicable return for Buyer’s reasonable comment and approval. Sellers shall bear all Taxes shown as due on any such returns except to the extent included in the computation of Closing Working Capital. Buyer or the Company shall prepare and file all Tax Returns (“Buyer Prepared Returns”) of the Company that are not being prepared and filed by the Sellers’ Representative in accordance with the preceding sentence. In the case of any Buyer Prepared Tax Return that could form the basis for an indemnity claim against the Sellers under this Agreement or could affect their Tax liability (each an “Applicable Tax Return”, such Applicable Tax Returns shall be filed consistent with past practice, except as require by Applicable Law or as explicitly required by this Agreement. Buyer shall provide the Sellers’ Representative with a copy of any such Applicable Tax Return for his review and approval at least thirty (30) calendar days prior to the due date (taking into account applicable extensions) of such Applicable Tax Return. If Sellers’ Representative objects to any item on any such Applicable Tax Return, Sellers’ Representative shall, within ten days after delivery of such Applicable Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable commercial efforts to resolve such items. If Buyer and Sellers’ Representative are unable to resolve any disputed items before the due date for such Applicable Tax Return (taking into account applicable extensions), the Applicable Tax Return shall be filed as prepared by the Buyer; provided that Sellers’ Representative and Buyer shall continue their good faith negotiations and the Applicable Tax Return so filed shall be amended (if necessary) to reflect the resolution ultimately agreed to by Sellers’ Representative and Buyer. Subject to Section 4.1(d), Buyer shall cause to be paid and discharged all Taxes shown due on any Buyer Prepared Returns before the same shall become delinquent and before penalties accrue thereon. The parties hereto agree that any income Tax deduction arising from the bonuses, unpaid Sale Bonuses, option cashouts, option payments, performance or phantom units, transaction expenses, banker and advisor fees, Unpaid Sellers’ Transaction Expense or other compensation payments made by the Company in connection with the sale of the Shares pursuant to this Agreement shall be allocable to the final federal and state S corporation income and franchise Tax Return of the Company ending on the Closing Date and be for the benefit of the Sellers to the extent consistent with and in compliance with applicable Law.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, conveyance and other such Taxes incurred in connection with the Transactions (collectively, “Transfer Taxes”) shall be paid by Sellers (through the Sellers’ Representative). Sellers will file all Tax Returns and other documentation with respect to all such Taxes as required by Applicable Laws. Buyer shall join in the execution of any such Tax Returns and other documentation to the extent necessary to prepare and file such Tax Returns. All parties, upon the request of the responsible party, shall use their commercially reasonable best efforts to obtain or execute any certificates or other documentation to mitigate, reduce, or eliminate any such Taxes.

(d) Straddle Period Taxes. For all relevant purposes under this Agreement (including Section 5.1, below), in the case of Taxes payable with respect to any Straddle Period, the portion of such Taxes that are treated as Taxes of the Company attributable to the period prior to Closing (and, correlatively, to the portion of the period beginning after Closing) shall be determined as follows: (i) with respect to property, ad valorem Taxes, and similar Taxes, the amount treated as Taxes of the Company attributable to the period prior to Closing shall equal the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) with respect to all other Taxes, the amount treated as Taxes of the Company attributable to the period prior to Closing shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date. Sellers shall remit to buyer the Straddle Period Taxes attributable to the period ending on the Closing Date within (5) days after request for the same by Buyer, except that Sellers shall not be obligated to pay such Straddle Period Taxes to the extent they are included in the computation of Closing Working Capital.

(e) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by other Parties, in connection with matters relating to Taxes of the Company, including but not limited to (i) the preparation and filing of relevant Tax Returns and (ii) the conduct of any audit, examination, inquiry, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or its operations (a “Tax Contest”). Such cooperation shall include the retention and provision of relevant records and information and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any Tax Contest shall be treated as a Third Party Claim for purposes of Section 5.4(b). Notwithstanding the foregoing, in the case of any Tax Contest in respect of which indemnity may be brought by Buyer under Article V (an “Applicable Tax Contest”), Buyer shall promptly give Sellers’ Representative written notice of the receipt of any written notice by the Company, Buyer, or any of Buyer’s Affiliates which involves the assertion of any potential Applicable Tax Consent. Sellers’ Representative shall have the right, at the expense of Sellers, using the counsel and representatives of the Sellers’ Representative’s choice, to control the defense of any Applicable Tax Contest and to control the conduct and resolution of such Applicable Tax Contest. Sellers’ Representative shall not settle or compromise any such Applicable Tax Contest in a manner that reasonably would be expected to adversely affect Buyer or the Company in any Tax period or portion thereof beginning after the Closing Date without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer and the Company shall execute appropriate powers of attorney so as to allow the Sellers’ Representative to control any such Applicable Tax Contest as described above.

(f) Post-Closing Actions. Except with the prior written consent of Sellers’ Representative, Buyer shall not take (and following the Closing the Buyer shall prevent the Company from taking) the following actions: (i) amend or cause the amendment any Tax Return of the Company relating to a taxable period ending on or before the Closing Date or a Straddle Period, (ii) make any Tax election regarding the Company with respect to a taxable period ending on or before the Closing Date or Straddle Period, (iii) surrender any right to claim a refund for Taxes of the Company of which Sellers are entitled to receive payment thereof, (iv) file any Tax Return of the Company with respect to a taxable period ending on or before the Closing Date or Straddle Period in any jurisdiction if the Company did not file a comparable Tax Return involving similar Tax items in such jurisdiction in the immediately preceding Tax period, or (v) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Authority regarding any Tax (whether asserted or unasserted) or Tax Return with respect to the Company relating to a taxable period ending on or before the Closing Date or Straddle Period, in each case if such action could result in any indemnity claim against Sellers under this Agreement or otherwise affect the Tax liability of the Sellers.

(g) Tax Refunds. Any refunds (or credits for overpayment) of Taxes, including any interest received thereon, attributable to any taxable period ending on or before the Closing Date or of the portion of any Taxes for Straddle Period that are treated as Taxes of the Company attributable to the period prior to Closing (in accordance with Section 5.1(d)) shall be the property of and for the account and benefit of Sellers, provided, however, that Sellers shall not be entitled to a refund to the extent the refund is the result of the carryback of any loss, credit or other allowance arising in a post-Closing Tax period. Promptly upon the receipt of any such refund (or credit for overpayment) and interest, Buyer shall remit such amounts within 15 days of receipt thereof or entitlement thereto. If requested by the Sellers’ Representative, Buyer shall, at Sellers’ cost, take any action necessary for the Company to promptly claim such Tax refunds (including filing amended Tax Returns). Notwithstanding the foregoing, the aggregate amount of Tax refunds (including interest and other payments made with respect thereto) shall not exceed $1,000,000.

(h) 338(h)(10) Election. With respect to the sale of the Shares pursuant to this Agreement, (a) the Parties have agreed on the form and content of the IRS Form 8023 (the “Form 8023”) on which valid 338(h)(10) Elections shall be made and a copy of such form and content is set forth on Exhibit 4.1(h); (b) at Closing, Sellers shall deliver to Buyer a Form 8023 duly executed by Sellers; (c) Buyer shall be solely responsible for the filing of the executed Forms 8023 with the appropriate Governmental Authority, with proof of filing delivered to Sellers’ Representative; (d) to the extent instructed by Buyer, each of the Sellers and Buyer shall jointly and timely make any elections under any foreign, state or local Tax Law comparable to the 338(h)(10) Elections with respect to the Company; and (e) each of the Parties shall, as promptly as practicable following the date hereof, cooperate with each other to take all other actions necessary and appropriate (including filing IRS Forms 8883 and such other such forms, returns, elections, schedules and other documents as may be required) otherwise to effect and preserve timely 338(h)(10) Elections in accordance with the provisions of Treasury Regulation Sections 1.338-1 and 1.338(h)(10)-1 (or any comparable provisions of foreign, state or local Tax Law) or any successor provisions. Sellers shall pay any Tax imposed on the Company attributable to the making of the §338(h)(10) Election, including (i) any Tax imposed under Code §1374, (ii) any tax imposed under Reg. §1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on the Company’s gain, and Sellers shall indemnify Buyer for any liability arising out of any failure to pay such Taxes.

(i) Purchase Price Allocation. Subject to the terms of this Section 4.1(i), Buyer and Company shall allocate the Purchase Price, (including any Liabilities assumed for Tax purposes) among the Purchased Assets in accordance with the allocation methodology set forth at Schedule 4.1(i) attached hereto and in a manner consistent with Section 1060 of the Code and ASC 805 Business Combinations. Buyer shall deliver a draft purchase price allocation statement to Sellers’ Representative not later than ninety (90) days after the Closing Date (the “Draft Purchase Price Allocation”). Sellers’ Representative shall have the right, for thirty (30) days after such delivery, to review and provide comment to Buyer regarding such draft. Buyer and Sellers’ Representative shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to the Draft Purchase Price Allocation; provided however that if Seller objects to the Buyer’s proposed valuation of the covenants not-to-compete or any similar covenants, then, Seller shall be entitled to obtain its own third party valuation from a bona fide independent valuation firm and to use the valuation provided by Seller’s valuation firm rather than the value proposed by Buyer’s valuation firm. If the Draft Purchase Price Allocation is finally agreed to by Sellers’ Representative and Buyer within such 30-day period, it shall constitute the “Agreed Final Purchase Price Allocation”. If there is an Agreed Final Purchase Price Allocation then Buyer and Sellers shall each file all Tax Returns and report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the Agreed Final Purchase Price Allocation and shall not take any inconsistent position with respect to the Agreed Final Purchase Price Allocation unless otherwise required by applicable Law. If the Buyer and Sellers’ Representative are unable to resolve any disagreements between them with respect to the Draft Purchase Price Allocation by the end of such thirty (30) day period, , then the Draft Purchase Price Allocation shall not constitute the Agreed Final Purchase Price Allocation, and Buyer and Sellers shall each report the applicable Tax consequences of the purchase and sale contemplated hereby in a manner consistent with Section 1060 of the Code and ASC 805 Business Combinations. If the Purchase Price is adjusted pursuant to this Agreement, the applicable Purchase Price allocation shall be adjusted consistent with this Section 4.1(i).

(j) 338(h)(10) Election – Amended Filings. To the extent permitted by Law, the Sellers shall, upon reasonable request by Buyer, execute and deliver to Buyer any corrections, amendments or supplements, in each case, as prepared by Buyer and delivered to Sellers’ Representative, to (A) IRS Forms 8023, and (B) IRS Forms 8883 and such other such forms, returns, elections, schedules, statements, reports and other documents that are necessary or appropriate for purposes of complying with the requirements for making the 338(h)(10) Elections or any state, local or foreign election that is comparable to the 338(h)(10) Elections, or any corrections, amendments or supplements thereto. Except to the extent prohibited by applicable law, Buyer shall be solely responsible for the filing of any such documents with the appropriate Governmental Authorities, with proof of filing delivered to Sellers' Representative.

4.2 Non-Competition; Non-Solicitation. The parties acknowledge that the non-competition and non-solicitation covenants of Sellers set forth below are material terms of this Agreement and that Buyer would not enter into this Agreement without such covenants.

(a) Non-Competition. For a period equal to seven (7) years from and after the Closing Date, each Seller shall not, directly or indirectly, own, manage, control, be employed by, operate, perform, have any interest in or otherwise be engaged in or concerned with a business which develops, produces, sells, licenses, or distributes products or performs services in competition with the Business. Notwithstanding the foregoing, nothing herein shall prohibit a Seller from (i) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of securities of any publicly traded corporation, (ii) performing any services as an employee or consultant for Buyer or the Company, or (iii) engaging or participating in any activity consented to in writing in advance by Buyer.

(b) Non-Solicitation. For a period equal to seven (7) years from and after the Closing Date, each Seller shall not, directly or indirectly, (i) solicit, recruit, aid, or induce any employee of the Company to leave his or her employment with the Company or hire any employee of the Company or (ii) solicit or seek to induce any customer of the Company as of the Closing Date to terminate, modify, or diminish in any way its business relationship with Buyer.

4.3 Public Announcements; Communications. Sellers’ Representative shall obtain Buyer’s written consent prior to issuing any press release or otherwise making a public announcement with respect to the Transactions and prior to making any filings or applications with any third party or Governmental Authority with respect to the Transactions; provided, that (a) Sellers’ Representative may make any press release or public announcement or make any filing or application with a Governmental Authority which it reasonably determines is required by applicable Law, as long as it notifies Buyer prior to doing so (to the extent permitted by applicable law) with an appropriate explanation of the reasons why such action is required, and (b) nothing herein shall prohibit or restrict Buyer from engaging in communications with its stockholders, lenders, customers, and other third parties after the Closing which it determines in its reasonable judgment is reasonable and appropriate for and in the best interests of the use, ownership, and operation of the Company it has acquired.

4.4 Further Assurances. The Parties shall execute or cause to be executed such documents and other papers and take or cause to be taken such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Transactions.

4.5 Sellers’ Transaction Expense. Sellers shall remain exclusively responsible for paying any Sellers’ Transaction Expense in addition to the Unpaid Sellers’ Transaction Expense paid pursuant to Section 1.4.

4.6 Confidentiality. From and after the Closing, each Seller shall hold in confidence and not disclose, publish or make use of, without the prior written consent of Buyer, any knowledge and information of a proprietary or confidential nature with respect to the business, operations, personnel, assets, or liabilities of the Company; provided that nothing in this sentence shall limit the disclosure by any Seller of any information (a) to the extent required by applicable Law or judicial process (provided that if permitted by applicable Law, such Seller agrees to give Buyer prior notice of such disclosure in sufficient time to permit Buyer to obtain a protective order should it so determine), (b) in connection with any litigation to which such Seller is a party (provided that such Seller has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an indemnity claim brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to a Governmental Authority in connection with the filing of a Tax Return or other filing or application required by applicable Law, and (e) to the extent that such documents or information can be shown to have come from the public domain through no action or omission of such Seller.

4.7 Seller Releases. Effective as of the Closing, each Seller hereby releases, and forever discharges, the Releasees from any Claims and Liabilities arising under or relating to the Shares, the Company or its predecessors in interest, or any of the Company’s respective businesses or assets, including any Liability with respect to fiduciary or similar duties or arising under or pursuant to any stockholders’ agreement, employment agreement, or consulting agreement or other compensation arrangement, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller now has or has ever had, or hereafter has against the respective Releasees as a result of any act, circumstance, occurrence, transaction, event, or omission at or prior to the Closing. Notwithstanding the foregoing, Sellers shall not release, and this Section 4.7 shall not be deemed to affect, any claim of any Seller with respect to (a) any obligation of Buyer or the Company pursuant to this Agreement or (b) any right to receive salaries, wages, bonuses, employee benefits, and expenses that have accrued in respect of employment with the Company in the ordinary course of business prior to the Closing and that have not been paid. “Releasees” means Company, Buyer, Buyer’s Affiliates, and each of their respective successors and assigns.

4.8 Director and Officer Liability. Prior to the Closing, the Company did not obtain insurance insuring the pre-Closing directors and officers of the Company against liability arising out of their acts and omissions as directors or officers of the Company (“D&O Liability”). Sellers shall indemnify and hold the pre-Closing directors and officers harmless from any D&O Liability related to or arising from the pre-Closing period.

ARTICLE V - INDEMNIFICATION

5.1 Indemnification by Sellers and Raymond Byrnes. Subject to the limitations set forth in this Article V, from and after the Closing Date, each Seller and Raymond Byrnes shall, jointly and severally, indemnify, defend, save and hold harmless Buyer and its Affiliates (the “Buyer Indemnified Parties”) from and against any and all Loss incurred or sustained by the Buyer Indemnified Parties arising out of or relating to (a) any breach of any representation or warranty of the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (b) any breach of any representation or warranty of a Seller in this Agreement or in any certificate delivered by such Seller pursuant to this Agreement, (c) the failure by a Seller or of Raymond Byrnes to perform any covenant or agreement of such Seller or of Raymond Byrnes contained in this Agreement or in any agreement or certificate delivered by such Seller pursuant to this Agreement, (d) Taxes of the Company attributable to the period prior to the Closing, (other than Taxes included in the determination of Closing Working Capital), Taxes of the Sellers for any taxable period, and Taxes resulting from or attributable to the Section 338(h)(10) Election and the consummation of the Transaction Agreements (including any Transfer Taxes), and (e) the items set forth on Schedule 2.23.

5.2 Indemnification by Buyer. Subject to the limitations set forth in this Article V, from and after the Closing Date, Buyer shall indemnify, defend, save and hold harmless each of Sellers, the Sellers’ Representative, and their respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Loss incurred or sustained by the Seller Indemnified Parties arising out of or relating to (a) any breach of any representation or warranty of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) the failure by Buyer to perform any covenant or agreement contained in this Agreement, and (c) Taxes attributable to the period after the Closing.

5.3 Indemnification Limitations and Qualification Exception.

(a) Survival. The representations and warranties of Buyer, Sellers, and the Company set forth in this Agreement shall survive the Closing hereunder and remain in full force and effect until the date that is twenty-four (24) months after the Closing Date, except that the representations and warranties contained in Sections 2.1 (Organization), 2.3 (Authorization; Binding Obligations), 2.7(a) (Share Ownership, 2.7(b) (Preemptive Rights), 2.7(c) Debt, 2.7(d) (Subsidiaries), 2.11 (Material Contracts), 2.12 (Title; Tangible Personal Property) (second sentence only), 2.16 (Employee Benefits), 2.19 (Environmental Matters; Health and Safety), 2.21 (Taxes), 2.25 (Brokers), Article IIA, and Article III (all such excepted representations and warranties, the “Fundamental Representations”) shall remain in full force and effect for a period of six (6) years after the Closing Date. No indemnification under this Article V for any breach of a representation or warranty shall be payable unless a claim therefor is made within the applicable survival period specified in this Section 5.3(a). The covenants, agreements, and other provisions contained in this Agreement shall survive the Closing for the periods expressly set forth in this Agreement or, if no such period is expressly set forth, for three years from the date a breach of such provision is discovered (or reasonably should have been discovered).

(b) Materiality Scrape. For purposes of this Article V, when determining whether a representation or warranty is inaccurate or has been breached and the amount of Loss related thereto, any materiality qualifier contained in such representation or warranty will be disregarded.

(c) Collapsible Deductible. Except with respect to claims based on breaches of the Fundamental Representations, no Party shall be entitled to indemnification pursuant to Section 5.1(a) or Section 5.2(a), respectively, until the aggregate Loss under such Section exceeds $50,000 (the “Deductible”) provided that once the Deductible has been met, a Party shall be entitled to indemnification for all Loss under such Section, including the first dollar taken into account for purposes of meeting the Deductible.

(d) Cap. Except with respect to the Fundamental Representations, a party’s liability for indemnification of the Buyer Indemnified Parties or Seller Indemnified Parties under Section 5.1(a) or 5.2(a), as applicable, shall be limited to $950,000 (the “Basic Cap”).

(e) Aggregate Limit. The maximum aggregate indemnification liability of Sellers and Raymond Byrnes, on the one hand, and of Buyer, on the other hand, under this Agreement shall not exceed the Purchase Price, except with respect to claims based on fraud.

(f) Sources of Remedies. The initial source of recovery and recourse for any claims that the Buyer Indemnified Parties may have against Sellers or Raymond Byrnes under this Article V shall be the Holdback Amount. For the avoidance of doubt, the Holdback Amount shall not constitute the sole source of recovery under this Agreement, and if the Holdback Amount is reduced to $0, Buyer Indemnified Parties may pursue any claims that they may have against Sellers or Raymond Byrnes through any and all available remedies at law, on the terms and subject to the limitations set forth in this Agreement, including, but not limited Sections 5.3(d) and (e) herein.

(g) Exclusive Remedy. The indemnity provided under this Article V shall be the sole and exclusive remedy of the Parties for any Loss arising under this Agreement or relating to the transactions contemplated hereby, except (a) with respect to the Shortfall Amount or the Excess Amount, which are governed by and determined in accordance with Section 1.5, (b) in the case of fraud by a Party based on the representations and warranties expressly made by such Party, as applicable, in Article II, Article IIA, or Article III or in any certificate delivered by such Party pursuant to this Agreement, or (c) in the case of any failure of a Seller to (1) transfer the Shares pursuant to Section 1.1 or to provide the stock transfer powers as set forth in Section 6.2(b) herein or (2) to comply with the obligations in Article IV (Covenants) or Article V (Indemnity), in which case Buyer shall, at its sole option, be entitled to enforce specific performance of such covenant or other performance obligation.

(h) No Double Recovery. No Buyer Indemnified Party and no Seller Indemnified Party shall be entitled to be compensated more than once for the same Loss, and any excess recovery by a Buyer Indemnified Party or a Seller Indemnified Party with respect to any such Loss shall be paid over, as applicable, to Sellers and Raymond Byrnes, on the one hand, or to Buyer, on the other hand. For the avoidance of doubt, the amount of any Loss indemnifiable under this Article V (“Indemnifiable Loss”) shall be determined net of any amounts actually recovered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, under insurance policies, indemnities, or other reimbursement arrangements (net of all costs and expenses associated with the recovery thereof, including any increase in insurance premiums) with respect to such Indemnifiable Loss, provided, however, that the foregoing shall not be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Indemnifiable Loss hereunder or as a requirement to maintain any insurance or to make any claim for insurance or third party indemnity as a condition to any indemnification hereunder. The Indemnified Party shall use its commercially reasonable efforts to seek any such insurance proceeds or third party recovery.

(i) Limitation on Losses. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple except to the extent arising out of a breach of Section 4.2 (Non-Competition; Non-Solicitation) or of Section 4.6 (Confidentiality) or to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim (as so excepted, the “Special Damages”).

(j) Mitigation. To the extent required by applicable Law, an Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

5.4 Indemnification Notice and Procedure.

(a) Direct Claims - Notice of Loss; Dispute. If an Indemnified Party incurs any Loss for which indemnification may be sought under this Article V against an Indemnifying Party, then the Indemnified Party shall assert a claim for indemnification by promptly providing to the Indemnifying Party a written notice describing the claim in reasonable detail together with reasonable supporting material (but solely to the extent readily available) and, indicating the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party under this Article V (the “Notice of Loss”), provided, however, that (subject to Section 5.3(a) (Survival)) any delay by Indemnified Party in so notifying the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall have thirty (30) days (or such shorter period required by any court-imposed deadlines) to dispute the Notice of Loss. If the Indemnifying Party does not dispute the Notice of Loss within such period, then the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer shall only be required to furnish any such Notice of Loss to Sellers’ Representative (and shall not be required to furnish such Notice of Loss to all Sellers).

(b) Third Party Claims.

(i) Notice. An Indemnified Party shall give prompt written notice to the Indemnifying Party (“Notice of Claim”) of the assertion of any claim or the commencement of any action, suit or proceeding by a third-party (a “Third Party Claim”) for which indemnification may be sought. The Notice of Claim shall describe the claim in reasonable detail, together with reasonable supporting material (but solely to the extent received from the third party in connection with the assertion of such claim or commencement of such suit, action, or proceeding), and, indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, provided, however, that any delay by Indemnified Party in so notifying the Indemnifying Party shall only relieve the Indemnifying Party of its obligations to the extent that the Indemnifying Party is prejudiced by reason of such delay. Notwithstanding anything to the contrary in this Agreement, Buyer shall only be required to furnish any such Notice of Claim to Sellers’ Representative (and shall not be required to furnish such Notice of Claim to all Sellers).

(ii) Defense of Claim. If the Indemnifying Party does not intend to assume the defense of the Third Party Claim, then it shall give written notice to the Indemnified Party within 15 days of its receipt of the Notice of Claim (or such shorter period as is reasonably required in the circumstances) specifying its reasons for rejecting the request for indemnity and defense, together with supporting detail (the “Rejection Notice”). Otherwise, the Indemnifying Party shall assume the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving written notice thereof to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of the Notice of Claim (or such shorter period as is reasonably required in the circumstances), subject to the Indemnifying Party’s right to send a Rejection Notice at a later point and to withdraw from the defense and contest the indemnity obligation based on subsequently available information. If the Indemnifying Party does not assume the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving such Rejection Notice to the Indemnified Party within the require period, then the Indemnified Party may assume such defense. If the Indemnified Party so assumes the defense, then the reasonable fees and expenses of the Indemnified Party in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 5.4(b)(iv), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.

(iii) Participation in Defense. The Party not controlling the defense of a Third Party Claim may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Loss” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement.

(iv) Settlement. The Party controlling the defense of the Third Party Claim shall keep the other Party advised of the status of such defense and shall consider in good faith recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of a Third Party Claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or is reasonably likely to be harmful to the reputation of the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

5.5 Tax Treatment of Indemnity Payments. Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article V as an adjustment to the purchase price for all applicable Tax purposes.

5.6 Indemnity and Adjustment Holdback.

(a) First Holdback Period. If there are no claims for indemnification made by a Buyer Indemnified Party (or by Buyer for Inventory Adjustment or A/R Adjustment) during the first 9 months after the Closing Date (the “First Holdback Period”), then, within five (5) Business Days after the expiration of the First Holdback Period, Buyer and Seller shall notify the Escrow Agent to pay to Sellers 50% of the Holdback Amount, which equates to $500,000, by wire transfer of immediately available funds, pursuant to Section 1.9.

(b) Second Holdback Period. On the date that is 18 months after the Closing Date (the “Holdback End Date”), Buyer and Seller shall notify the Escrow Agent to pay to Sellers, by wire transfer of immediately available funds, pursuant to Section 1.9, an amount equal to:

(i)    the Holdback Amount,

(ii) less, the amount, if any, paid to Sellers under Section 5.6(a),

(iii) less the sum of (A) all claims for indemnification made by a Buyer Indemnified Party that have been finally determined as a Liability of Sellers and/or Raymond Byrnes in accordance with this Article V as of such date, (B) all claims for Inventory Adjustment and A/R Adjustment indemnification made by Buyer that have been finally determined as payable under Section 1.6 and Section 1.7, respectively, as of such date, and (C) Buyer’s good faith estimate of the aggregate amount of all unresolved claims for indemnification asserted under this Article V by a Buyer Indemnified Party and for Inventory Adjustment and A/R Adjustment made by Buyer under Section 1.6 and Section 1.7, respectively (the “Unresolved Claims”).

(c)    To the extent any amount is not paid to Sellers as a result of Unresolved Claims existing on the Holdback End Date and such Unresolved Claims are later resolved, Sellers’ Representative and Buyer shall instruct the Escrow Agent to pay to Sellers from the remaining Holdback Amount in escrow in accordance with Section 1.9, not later than five Business Days after the final resolution of all Unresolved Claims, the portion of such Unresolved Claims finally determined not to be a Liability of Sellers under this Article V.

ARTICLE VI - CLOSING AND CLOSING DELIVERIES

6.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transfer of the Shares from Sellers to Buyer and the other transactions contemplated by this Agreement (the “Closing”) will take place on the Effective Date (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. U.S. Eastern Time on the Closing Date for all purposes of this Agreement.

6.2 Deliveries by Sellers or the Company. As a condition of Closing, Sellers shall deliver to Buyer the following (unless waived by Buyer):

(a) Resolutions. A certificate of an officer (or equivalent) of the Company dated the Closing Date, which attaches and certifies (i) a good standing certificate for the Company issued not more than 5 days before Closing and (ii) the resolutions of the shareholders and directors of the Company authorizing and approving the execution, delivery, and performance of this Agreement, all other Transaction Agreements, and the consummation of the Transactions, and certifying as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed by the Company and delivered to Buyer pursuant to this Agreement;

(b) Stock Transfer Powers. Transfer powers with respect to all of the Shares in the form attached at Exhibit D, duly executed by each Seller;

(c) Resignations. Resignations in the form attached at Exhibit E, effective as of the Closing, of all officers and directors of the Company, all of whom are listed in Schedule 6.2(c);

(d) FIRPTA Certificate. An affidavit from each Seller, substantially in the form attached at Exhibit F, meeting the requirements of Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder, certifying that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code (the “FIRPTA Certificate”);

(e) Non-Compete Agreements. The non-compete agreements in the form attached hereto as Exhibit G (the “Non-Compete Agreements”) between Buyer and each of the Key Employees, duly executed by each such Key Employee;

(f) Pay-Off Letters. Duly executed payoff letters (the “Payoff Letters”) from any holder of Debt of the Company releasing all security interests securing such Debt and authorizing the filing of all UCC-3 Termination statements necessary to confirm release of such security interests, in the form(s) attached at Exhibit H;

(g) Organizational Documents. The Company’s minute books, articles of incorporation or equivalent, and by-laws (in each case, as amended);

(h) New Real Property Lease. A real property lease agreement in the form attached as Exhibit I between Buyer and RCFLL, LLC (“Landlord”) for the lease of the real property at 99 Hartford Avenue, Providence, Rhode Island (the “New Lease”), duly executed by Landlord;

(i) New SnapCap Memorandum of Understanding. A memorandum of understanding between the Buyer and Sellers, on the one hand, and the Boston Children's Hospital (“BCH”) and the BCH-affiliated medical doctors named therein (“Doctors”), on the other hand, with respect to the development of the SnapCap Technology and the organization of a jointly formed legal entity in connection therewith, in the form attached as Exhibit J (the “MOU”), duly executed by BCH, each Doctor, and each Seller;

(j) Escrow Agreement. An escrow agreement by and between the Seller’s Representative, Buyer and Acquiom Clearinghouse LLC (“Escrow Agent”) with respect to the Holdback Amount, in the form attached as Exhibit K; and.

(k) PPP Loan Forgiveness Letter. A copy of the letter confirming forgiveness of the PPP loan in the form attached at Exhibit L.

6.3 Deliveries by Buyer. As a condition of Closing, Buyer shall deliver to Sellers (unless waived by Sellers’ Representative):

(a) Closing Payment. The payments set forth in Section 1.4;

(b) Resolutions of Buyer. A certificate of an officer of Buyer, dated the Closing Date, which attaches and certifies the resolutions of the Board of Directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement, all other Transaction Agreements, and the consummation of the Transactions, and certifying as to the incumbency of each person executing (as a corporate officer or otherwise) any document executed by Buyer and delivered to Sellers pursuant to this Agreement, together with a good standing certificate issued by the state of formation of Buyer dated within fifteen days of the Closing Date;

(c) Non-Compete Agreements. The Non-Compete Agreements, duly executed by Buyer;

(d) New Lease. The New Lease, duly executed by Buyer;

(e) MOU. The MOU, duly executed by Buyer; and

(f) Escrow Agreement. The Escrow Agreement, duly executed by Buyer.

ARTICLE VII - MISCELLANEOUS

7.1 Sellers’ Representative.

(a)    Sellers hereby designate Christopher M. Byrnes to serve as the Sellers’ Representative as provided herein. By signing this Agreement in the capacity of Sellers’ Representative, the Sellers’ Representative hereby accepts the appointment as the Sellers’ Representative for purposes of this Agreement.

(b)    Each Seller, by the execution of this Agreement, hereby irrevocably appoints the Sellers’ Representative as the representative, proxy and attorney-in-fact (with full power of substitution) for such Seller for the limited purposes of carrying out the express duties of the Sellers’ Representative under this Agreement. Within the scope of that limited purpose, each Seller grants the Sellers’ Representative the full and exclusive power and authority to represent and bind such Seller with respect to all matters related to, arising under or pursuant to the express duties of the Sellers’ Representative under this Agreement (including the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken on such Seller’s behalf), including without limitation: (i) to bring, defend and/or resolve any claim made or threatened pursuant to Article V; (ii) to negotiate, settle, adjust or compromise any such claims, bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (iii) to act on behalf of such Seller in any dispute, claim, litigation or arbitration that in the judgment of the Sellers’ Representative may result in a claim pursuant to Article V hereof; (iv) to agree to the defense of any Third Party Claim by Sellers pursuant to Article V hereof; and (v) to take all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. A decision, act, consent or instruction of the Sellers’ Representative as to any of the foregoing matters shall constitute a decision of all of Sellers and shall be final, binding and conclusive on each Seller. Buyer may rely upon such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of every Seller. EACH SELLER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE SELLERS’ REPRESENTATIVE, AND SHALL SURVIVE THE DEATH, INCAPACITY, OR BANKRUPTCY OF ANY SELLER.

(c)    Neither the Sellers’ Representative nor any other Person shall incur any liability to any Seller relating to the performance of Sellers’ Representative’s duties hereunder for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of Sellers (or any of them), except in the case of gross negligence, bad faith or fraud of the Sellers’ Representative. The Sellers’ Representative may consult with counsel of his own choice and shall have full and complete authorization and protection for any action taken or suffered by the Sellers’ Representative hereunder in good faith and in accordance with the advice of such counsel. The fees and expenses of such counsel shall be reimbursed by the Sellers in accordance with their respective Pro Rata Shares.

(d)    Each Seller hereby irrevocably agrees, severally and not jointly, to bear such Seller’s Pro Rata Share of any Loss incurred without gross negligence, bad faith or fraud on the part of the Sellers’ Representative, in connection with the performance of his duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Seller by the Sellers’ Representative within the scope of the Sellers’ Representative’s duties under this Section 7.1, and to be bound by all actions taken by the Sellers’ Representative in his capacity as such within the scope of the Sellers’ Representative’s duties under this Section 7.1. Sellers hereby acknowledge and agree that any Loss incurred by the Sellers’ Representative, if any, shall be reimbursed by the Sellers in accordance with their respective Pro Rata Shares.

(e)    Upon the death, disqualification or resignation of the Sellers’ Representative, a successor Sellers’ Representative shall be appointed by the mutual written agreement of Sellers constituting a majority of all Sellers’ Pro Rata Share.

(f)    The Sellers' Representative shall be entitled to a reasonable fee from the Sellers for his services in such capacity determined on an hourly basis at his customary hourly rate for accounting and consulting services. Such fee shall be reimbursed by the Sellers in accordance with their respective Pro Rata Shares. Upon the death, disqualification or resignation of the Sellers’ Representative, a fair and equitable fee for the successor Sellers' Representative shall be agreed to at the time of his or her appointment.

7.2 Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and shall have been duly given on the date delivered, if personally delivered, on the seventh (7th) Business Day after being sent by certified or registered mail, postage prepaid, return receipt requested, or on the next Business Day after being sent by reputable overnight courier (delivery prepaid), to the Parties at the following addresses:

If to Sellers, to:

Seller’s Representative:

Christopher M. Byrnes

13 Orchid Trail

Coventry, RI 02816

with a copy (which shall not constitute notice) to:

Berger Singerman LLP

350 East Las Olas Boulevard, Suite 1000

Fort Lauderdale, FL 33301

Attn: Robert W. Barron, Esq. and Marlene M. Duarte, Esq.

Email: rbarron@bergersingerman.com

mduarte@bergersingerman.com

If to Buyer, to:

UFP Technologies, Inc.

100 Hale Street

Newburyport, MA 01950

Attn: Christopher P. Litterio, General Counsel

Email: clitterio@ufpt.com

with a copy (which shall not constitute notice) to:

TCF Law Group, PLLC

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attn: Tom Farrell

Email: tfarrell@tcflaw.com

or such other Person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

7.3 Integration. This Agreement (including the schedules and exhibits attached hereto) constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof, including the letter of intent dated June 28, 2021.

7.4 Waiver. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

7.5 No Third-Party Beneficiaries. Except as expressly provided in Sections 5.1 and 5.2, nothing in this Agreement will be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or any provision hereof.

7.6 GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. This Agreement may be executed electronically and delivered by transfer of an originally signed document by facsimile, e-mail, or other electronic means, any of which will be as fully binding as an original document.

7.9 Amendment; Waiver; Requirement of Writing. The terms of this Agreement can only be changed, modified, released or discharged pursuant to a written agreement executed by all of the Parties. The performance of any term or condition of this Agreement cannot be waived in whole or in part except by a writing signed by the Party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof and any such term or condition may be modified at any time by an agreement in writing executed by each of the Parties hereto.

7.10 Assignment. This Agreement and the rights and obligations of each Party hereunder shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs and permitted assigns, but may not be assigned by one Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except that Buyer may (without being released from any liability under this Agreement)(a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to such Party, or any of its respective subsidiaries or Affiliates, or (c) assign its rights and obligations under this Agreement to any Person that acquires Buyer or the Company or substantially all of their respective assets (whether by merger, sale of equity, sale of all or substantially all assets, consolidation, recapitalization, or other business combination); provided, however, that any assignment pursuant to clauses (a) or (c) above that occurs prior to the end of the payment period for Contingent Payments shall not relieve Buyer of its obligations hereunder to the extent such assignee does not fulfill Buyer’s obligations under this Agreement.

7.11 Severability; Enforcement. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

7.12 Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts located in Wilmington, Delaware for any actions, suits, or proceedings arising out of or relating to this Agreement and the Transactions (and each of the Parties agrees not to commence any action, suit, or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit, or proceeding brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the Transactions in such federal courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

7.13 Jury Trial Waiver. EACH OF THE PARTIES WAIVES ANY RIGHTS IT MAY HAVE TO A JURY TRIAL FOR ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY AGREEMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT.

7.14 Mutual Drafting. The Parties are sophisticated and have been represented by attorneys throughout the Transaction who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement, Schedules, or any agreement or instrument executed in connection herewith, and therefore waive their effects.

7.15 Transaction Expenses. Each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Transactions, provided further that Sellers shall be responsible for the Sellers’ Transaction Expense.

7.16 Disclosure Schedules. With respect to the schedules referenced in Article II of this Agreement (the “Disclosure Schedules”), Company shall prepare a separate schedule for each representation and warranty in Article II that references a schedule. Each such separate schedule shall have a heading expressly referencing the section number and representation and warranty to which it relates. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where it is reasonably apparent on the face of the disclosure that such information qualifies under another provision of the Disclosure Schedules or the Agreement. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

7.17 Conflict Waiver; Attorney-Client Privilege. All communications between Company or Sellers, on the one hand, and Berger Singerman LLP, on the other hand, that are attorney-client privileged and that solely relate to the negotiation, documentation, and consummation of the Transactions shall be deemed to be attorney client confidence and communications (collectively, “Attorney-Client Communications”) that belong solely to Sellers after the Closing, and may be waived only by Sellers’ Representative. Absent the written consent of the Sellers’ Representative, neither Buyer, Buyer’s Affiliates, or any Person acting on their behalf shall have a right to access Attorney-Client Communications after the Closing (provided that inadvertent access to Attorney-Client Communications not segregated and removed by Company prior to Closing shall not be a violation of this provision as long as such access is terminated promptly upon discovery) and neither Buyer nor Company shall assert that the attorney-client privilege was waived due to the inadvertent transfer of Attorney-Client Communications after the Closing (either because they were included in the computer server(s) of the Company or were otherwise within the records of the Company after the Closing). Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including Company), on the one hand, and a third party, on the other hand, Buyer and its Affiliates (including Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including Company) may waive such privilege to the extent it applies to the Attorney-Client Communications without the prior written consent of Sellers’ Representative. In the event that Buyer or any of its Affiliates (including Company) is legally required by an order or otherwise legally required to access or obtain a copy of all or a portion of the Attorney-Client Communications, Buyer shall notify Sellers’ Representative in writing (to the extent legally permissible) so that Sellers’ Representative can seek a protective order, but solely to the extent (a) permitted by applicable Law and (b) advisable in the opinion of Buyer’s counsel. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Berger Singerman LLP (or any successor) shall not preclude Berger Singerman LLP from serving as counsel to the Sellers or any director, member, shareholder, partner, officer or employee of the Sellers, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Berger Singerman LLP. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 7.17 shall not be deemed exclusive of any other rights to which Berger Singerman LLP is entitled whether pursuant to law, contract or otherwise. This Section 7.17 is intended for the benefit of, and shall be enforceable by, Berger Singerman LLP. This Section 7.17 shall be irrevocable, and no term of this Section 7.17 may be amended, waived or modified, without the prior written consent of Berger Singerman LLP.

7.18 Legal Fees and Expenses. Should any of the parties hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys' fees and all court costs in connection with said proceeding.

ARTICLE VIII - DEFINITIONS AND TERMS

8.1 Definitions. The following terms, as used herein, shall have the meanings referenced below:

“2020 Financial Statements” is defined in Section 2.8.

“338(h)(10) Election” means any valid, timely and effective election under Section 338(h)(10) of the Code and Treas. Reg. 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under foreign, state or local Tax Law with respect to the Company

“Accounting Firm” is defined in Section 1.5(b)(i).

“Accounts Receivable” means all of the Company’s accounts receivable and notes receivable determined in accordance with GAAP.

“Affiliate” means (a) with respect to an individual, any member of such Person’s family (including any child, step child, parent, step parent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law) and (b) with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Anti-Bribery Laws” is defined in Section 2.20(b).

“Attorney-Client Communications” is defined in Section 7.17.

“Balance Sheet” is defined in Section 2.8.

“Benefit Plans” is defined in Section 2.16(a).

“Business” means the design, engineering, research, development, manufacture, sale and distribution of various products and services in the medical, industrial, sports and leisure as well as additional markets and technologies in which the Company is currently engaged as of the date hereof as well as the reasonable extension thereof after the Closing Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer Indemnified Parties” is defined in Section 5.1.

“Cash” means cash and cash equivalents, marketable securities, and deposits of the Company determined in accordance with GAAP.

“Claim” is defined in Section 2.23.

“Closing” is defined in Section 6.1.

“Closing Cash” means the Cash of the Company as of the Closing Date.

“Closing Date” is defined in Section 6.1.

“Closing Debt” means the Debt of the Company as of the Closing Date.

“Closing Price” is defined in Section 1.3.

“Closing Inventory” is defined in Section 2.27.

“Closing Statement” is defined in Section 1.5(a).

“Closing Working Capital” means Working Capital as of the Closing Date, determined in accordance with GAAP.

“Closing Working Capital Adjustment” means the amount by which Closing Working Capital is less than Target Working Capital, decreasing the Purchase Price dollar for dollar to the extent of such difference. For the avoidance of doubt, there shall be no increase of the Purchase Price if Closing Working Capital is greater than Target Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Data” means all confidential or sensitive data and information belonging to the Company and any Protected Information held or used by the Company.

“Company Intellectual Property” means (a) all Owned Intellectual Property and (b) all Intellectual Property Rights licensed by Company from another Person.

“Company Privacy Policies” means all data privacy and security policies and/or notices of Company required to comply with the Information Privacy and Security Laws.

“Copyrights” is defined within the definition of Intellectual Property Rights.

“Data Security Incident” means any actual or reasonably suspected breach of security of Company Data or any systems, databases, or other locations where Company Data is processed regardless of whether such an incident triggers any notice or reporting obligations under applicable Information Privacy and Security Laws, including any actual or reasonably suspected (a) unauthorized access to, acquisition of, or processing of Company Data; (b) unauthorized or accidental loss, alteration, disclosure, deletion or destruction of Company Data; or (c) compromise, intrusion, or unauthorized access to networks, systems, databases, servers, or electronic or other media of the Company’s Internal Systems on which Company Data is processed or from which Company Data may be accessed.

“Debt” means, as to any Person, all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed (including guarantees, letters of credit or promissory notes), and other similar obligations in the nature of a borrowing by which such Person will be obligated to pay, excluding, for the avoidance of doubt, any obligations for payment of trade payables and the debt and other obligations under the Xerox Lease .

“Debt Pay-Off” is defined in Section 2.7(c).

“Disclosure Schedules” is defined in Section 7.16.

“Disputed Items” is defined in Section 1.5(b)(i).

“Effective Date” is defined in the preamble.

“Enforceability Exceptions” is defined in Section 2.3.

“Environmental, Health, and Safety Requirements” means all applicable Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation, including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Illinois Environmental Protection Act, 415 ILCS 5 et seq, and the regulations and rules promulgated thereunder; and all other federal, state, regional, county, municipal and local laws, regulations and ordinances that are equivalent or similar to the federal and state laws recited above or that purport to regulate Hazardous Substances.

“ERISA Affiliate” means any organization together with the Company which is a member of a controlled group of organizations within the meaning of Sections 414 of the Code, or any organization that would be considered one employer with the Company under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Price” is defined in Section 1.3.

“Estimated Closing Statement” is defined in Section 1.3.

“Excess Amount” is defined in Section 1.5(c).

“Exploit”, including with correlative meaning the term “Exploitation”, means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works.

“Financial Statements” is defined in Section 2.8.

“Fundamental Representations” is defined in Section 5.3(a).

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any contract (whether prime contract, subcontract, grant, subaward, or other similar arrangement) between the Company, on the one hand, and (a) a Governmental Authority, (b) a prime contractor or prime grant recipient of a Governmental Authority in its capacity as a prime contractor or prime grant recipient, or (c) a subcontractor with respect to any contract of a type described in clauses (a) or (b) above, and (d) any subcontractor with respect to any contract of a type described in clause (c) above, on the other hand.

“Governmental Authority” means any federal, state, provincial, local or foreign court, government department, agency, board, commission, regulatory authority or other governmental body or instrumentality, including any such entity responsible for the imposition or collection of Tax.

“Hazardous Substance” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is defined, prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Holdback Amount” is defined in Section 1.4(c).

“In-Licenses” is defined in Section 2.14(b)(i).

“Indemnified Party” means a Person entitled to indemnification under Article V.

“Indemnifying Party” means a Person required to provide indemnification under Article V.

“Information Privacy and Security Laws” means applicable Laws concerning the use, ownership, maintenance, storage, collection, privacy and/or security of Protected Information.

“Intellectual Property Registrations” means Patents, Marks (other than unregistered trademarks, service marks and trade dress), registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Intellectual Property Rights” means all of the following: (a) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the “Marks”); (b) all patents, patent applications and continuations (collectively, the “Patents”); (c) all copyrights, database rights and moral rights in both published works and unpublished works, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the “Copyrights”); and (d) trade secret and confidential information, including such rights in inventions (whether patentable or un-patentable and whether or not reduced to practice), know how, customer lists, technical information, proprietary information, technologies, processes and formulae, and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise.

“Interim Balance Sheet” is defined in Section 2.8.

“Interim Financial Statements” is defined in Section 2.8.

“Internal Systems” means the software, equipment, materials and test, calibration and measurement apparatus used by the Company in the Business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Products, whether located on the premises of the Company or a third party site.

“Inventory” means all inventory of the Company, whether or not reflected in the Interim Balance Sheet.

“Key Employees” means Christopher Byrnes, Frank Barrett, Rodney Jennings, Elisabete Deleo, Christine Cirvessi, Jesse McVaney, and Donald LeBrun.

“Knowledge of the Company” or to “the Company’s Knowledge” means the actual knowledge of Donald Lachapelle and each Seller after reasonable inquiry of the other employees having responsibility for such matters.

“Law” means any (a) federal, state, provincial, local or foreign or other law (including common law), (b) order, regulation, ordinance, rule, code, convention, ruling or published and binding guidance of any Governmental Authority or (c) statute.

“Leased Real Properties” is defined in Section 2.13(b).

“Liability” means any liability or obligation (including any Debt or any liability or obligation related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“Lien” means any lien, mortgage, pledge, title defect, easement, right-of-way, option, charge, security interest, third-party claim, or any other restriction or encumbrance.

“Loss” means actual losses, damages, Liabilities, costs or expenses, including reasonable attorneys' fees, but excluding Special Damages.

“Marks” is defined within the definition of Intellectual Property Rights.

“Material Contract” has the meaning set forth in Section 2.11(c).

“Objection Notice” is defined in Section 1.5(a).

“Organizational Documents” means, with respect to any Person, such Person’s charter, by-laws, certificate of incorporation or formation, limited liability company agreement, partnership agreement, or other similar organizational document(s).

“Out-Licenses” is defined in Section 2.14(b)(ii).

“Owned Intellectual Property” means Intellectual Property Rights owned by the Company.

“Patents” is defined within the definition of Intellectual Property Rights.

“Pay-Off Letters” is defined in Section 6.2(g).

“Permitted Liens” means (a) Liens not yet due and delinquent for current taxes, assessments, or governmental charges and (b) mechanic’s liens, contractor liens and similar liens which arise by operation of law and for amounts which are not yet delinquent.

“Person” means an individual, a corporation, a partnership, limited liability company, an association, a trust or other entity or organization or Governmental Authority, including a governmental or political subdivision or an agency or instrumentality thereof.

“Pro Rata Share” means, with respect to each Seller, a percentage equal to (a) the number of Shares held by such Seller divided by (b) the number of Shares held by all Sellers, as such Pro Rata Share is set forth on Schedule 2.7(a).

“Products” means products and services of the Company, both current and historical.

“Protected Information” is defined in Section 2.15(b).

“Registered Company IP” is defined in Section 2.14(a)(i).

“Rejection Notice” is defined in Section 5.4(b)(ii).

“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors, provided, however, that (a) nothing in this definition is intended to alter, affect or restrict in any way the definition of Sellers’ Representative and (b) neither Buyer, Company, nor any of the Sellers constitutes a Representative.

“Required Consents” is defined in Section 2.5.

“Sale Bonuses” means all severance payments, change of control payments, stay bonuses, retention bonuses, transaction completion bonuses and other sale bonuses payable to certain members and/or employees of the Company in connection with the Closing of the Transactions, together with the employer portion of any employment Taxes payable in respect of the foregoing.

“Seller Indemnified Parties” is defined in Section 5.2.

“Sellers’ Transaction Expense” means all fees and expenses of attorneys, accountants, investment bankers and other advisors of the Company relating to this Agreement and the Transactions, any Sale Bonuses, and any amounts payable by the Company in connection with termination of option agreements.

“Sellers’ Representative” is defined in the preamble.

“Shortfall Amount” is defined in Section 1.5(c).

“Special Damages” is defined in Section 5.3(i).

“Straddle Period” has the meaning set forth in Section 4.1(b) hereof.

“Target Working Capital” means three million five hundred thousand dollars ($3,500,000).

“Tax” means: (a) any federal, state, county, local or foreign taxes, including ad valorem, alternative or add-on minimum, capital securities, communications, custom, disability, duty, employment, environmental, escheat or unclaimed property, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unclaimed property, unemployment, use, utility, value-added, wage, windfall profits, withholding, and other taxes, government fees, or other assessments of any kind whatsoever, to the extent the foregoing are in the nature of a tax; (b) any interest, penalties, additions to tax, or additional amount imposed by any Taxing Authority with respect thereto, whether disputed or not; and (c) any amount described in clauses (a) or (b) for which a Person is liable by reason of Treasury Regulation Section 1.1502-6, as a transferee or successor, or by contract, indemnity, or otherwise.

“Tax Return” means any return, statement, estimate, report, form, or filing with respect to Taxes, including any schedules attached thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Transaction Agreements” means this Agreement, the Stock Transfer Powers, the Non-Compete Agreements, the Pay-Off Letters, the New Real Property Lease, the MOU, and the Escrow Agreement.

“Transactions” means the transactions contemplated by this Agreement and any other Transaction Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Sellers’ Transaction Expense” is defined in Section 1.4(b).

“Working Capital” means as of a certain time the amount equal to (a) all current assets of the Company (except for Cash) minus (b) all current liabilities of the Company (except for Debt, accrued interest, Sellers’ Transaction Expense), in each case determined from the books of account of the Company in accordance with GAAP.

“Xerox Lease” means that certain Cost Per Image Agreement dated April 27, 2021 between the Company and Xerox Financial Services.

8.2 Other Definitional Provisions.

(a)    The words “herein”, “hereof”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)    Whenever the words “include”, “including” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

(d)    Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the day and year first above written.

BUYER

UFP Technologies, Inc.

By:          /s/ Christopher P. Litterio

Name:     Christopher P. Litterio

Title:       General Counsel, S.V.P

COMPANY

Contech Medical, Inc.

By:          /s/ Christopher M. Byrnes

Name:     Christopher M. Byrnes

Title:       President

SELLERS

/s/ Christopher M. Byrnes

Christopher M. Byrnes, individually

/s/ Francis E. Barrett

Francis E. Barrett, individually

The Byrnes Family Income-Only Irrevocable Trust, under Trust dated December 31, 2018

By: /s/ Christopher M. Byrnes

Christopher M. Byrnes, Trustee

RAYMOND BYRNES

Solely with respect to Article V (Indemnification)

/s/ Christopher M. Byrnes

Christopher M. Byrnes, acting as Attorney-in-Fact for Raymond Byrnes

/s/ AnnMarie P. Byrnes

AnnMarie P. Byrnes, acting as Attorney-in-Fact for Raymond Byrnes

SELLERS’ REPRESENTATIVE

By:       /s/ Christopher M. Byrnes

Name:  Christopher M. Byrnes, individually

EXHIBIT LIST

EXHIBIT 4.1(h) -- Form 8023

EXHIBIT A – Estimated Closing Statement

EXHIBIT A-1 – Estimated Closing Balance Sheet

EXHIBIT B – Wire Instructions

EXHIBIT C – Closing Statement

EXHIBIT D – Stock Transfer Powers

EXHIBIT E – Resignation Letters

EXHIBIT F – FIRPTA

EXHIBIT G – Non-Compete Agreements

EXHIBIT H – Pay-Off Letter

EXHIBIT I – New Lease

EXHIBIT J – SnapCap MOU

EXHIBIT K – Escrow Agreement

EXHIBIT L – PPP Loan Forgiveness Letter

SCHEDULE 1.8

CONTINGENT PAYMENTS

1.         Definitions.

“2022 EBITDA” means EBITDA for the twelve (12)-month period beginning on July 1, 2021 and ending June 30, 2022.

“Contingent Payment Period” means the time period from the closing through and including June 30, 2022.

“EBITDA” means EBITDA of the Company, calculated in accordance with GAAP consistently applied with Buyer’s past practice. For the avoidance of doubt, EBITDA of the Company does not include EBITDA generated by other businesses, divisions, or companies of Buyer.

2.         Determination of Contingent Payment Amount. Subject to the terms of the Agreement and of this Schedule 1.8 (including the Contingent Payment Cap defined in Section 3 hereof), if 2022 EBITDA is within one of the ranges set forth below, then Buyer shall pay to Seller the corresponding amount appearing under the Total Contingent Payment column below.

2022 EBITDA	TOTAL CONTINGENT PAYMENT
Less than $1,562,500	$0
$1,562,500 to $1,874,999	$1,875,000
$1,875,000	$3,750,000
$1,875,0001 to $2,125,000	$3,750,005 to $5,000,000 (*see calculation formula below)
Greater than $2,125,000	$5,000,000

*EBITDA between $1,875,001 and $2,125,000 is multiplied by 5. Subject to the Contingent Payment Cap, the formula is as follows:

[(2022 EBITDA minus $1,875,000) multiplied by 5] plus $3,750,000 = Total Contingent Payment (but capped at $5,000,000)

For illustration purposes only, if 2022 EBITDA equals $2,000,000, the Total Contingent Payment would calculate to $4,375,000, determined as follows:

$2,000,000 - $1,875,000 = $125,000 X 5 = $625,000 + $3,750,000 = $4,375,000

3.         Aggregate Contingent Payments Cap.         Notwithstanding anything to the contrary contained in the Agreement or in this Schedule 1.8, the maximum aggregate Contingent Payments payable to Sellers shall not exceed $5,000,000 (the “Contingent Payment Cap”), even if 2022 EBITDA exceeds $2,125,000.

4.         Statements; Dispute Right. Within thirty (30) days after financial information for the Company for the 12-month period ending June 30, 2022 has been reasonably confirmed, Buyer shall deliver to Seller a statement that sets forth (a) the 2022 EBITDA and (b) the corresponding total amount of Contingent Payments, if any (the “Contingent Payment Statement”). The Contingent Payment Statement shall become final and binding upon the Parties thirty (30) days after the Seller’s receipt thereof, unless Seller, within such 30-day period, delivers to Buyer written notice of objection(s) to the Contingent Payment Statement, in which case the Contingent Payment Statement shall not be binding upon the Parties, and such dispute shall be resolved pursuant to the procedures of Section 1.5 of the Agreement, the terms of which shall apply hereto mutatis mutandis.

5.         Conduct of Acquired Business During Contingent Payment Period. Each Seller acknowledges and agrees that (a) Buyer has paid the Purchase Price in order to own and operate the Company after the Closing and (b) Buyer may operate the Company, after the Closing, in its discretion and in the manner it deems reasonably necessary to achieve its business and strategic objectives, provided that, during the Contingent Payment Period, Buyer agrees with the Sellers that at all times between Closing and the expiration of the Contingent Payment Period (and in addition to the covenants of Buyer set forth in Section 7.10 (Assignment)):

i.

Buyer shall operate the Company in good faith and in a commercially reasonable manner consistent with the manner in which Buyer operates its other businesses (subject to Section 5.iii(b)), applicable Law, and its third party obligations;

ii.	Buyer shall not operate the Company in a way that is specifically intended (or reasonably likely as reasonably determined by Buyer) to reduce the amount of the Contingent Payment;

iii.

For the purpose of calculating 2022 EBITDA, (a) Buyer will maintain financial records related to EBITDA for the Company separate from Buyer’s other businesses, subsidiaries, divisions, and departments and (b) any management charges, fees, corporate overhead charges or other intra-group charges or any interest payments on intra-group borrowings that may be levied on the Company or any of its Subsidiaries by Buyer or any of Buyer’s Affiliates shall be expressly excluded from the calculation of 2022 EBITDA for the Company; and

iv.	Buyer shall not cause or permit any proposal or passing of a resolution to dissolve or wind up the Company or any of its Subsidiaries.

6.         Payments and Withholdings. If Contingent Payments are required to be made under Section 1.8 of the Agreement and this Schedule 1.8, then Buyer shall pay the Contingent Payments within 5 days after the Contingent Payment Statement has become final and binding under the terms of Section 4 of this Schedule or within 5 days after the resolution of a disputed Contingent Payment Statement by the Accounting Firm pursuant to Section 4 of this Schedule.